SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2007

Fellow Shareholder:

Please join me and the Board of Directors at the 2007 Annual Meeting of Shareholders of StanCorp Financial Group, Inc., on Monday, May 7, 2007. The meeting will take place at 11:00 a.m. Pacific time at the Hilton Portland, located at 921 SW 6th Avenue in Portland, Oregon.

Information regarding the business to be conducted at the meeting is contained in the attached Notice of Annual Meeting and Proxy Statement. We will also present a report on our 2006 operations at the meeting. Our 2006 Annual Report to Shareholders, which includes our Form 10-K and audited financial statements for fiscal year 2006, also is enclosed with this mailing.

If you are unable to attend and vote in person, you can still participate in the Annual Meeting by voting your proxy by mail, telephone, or over the Internet. For instructions on voting by each of these methods, please refer to the proxy card in this packet. A vote by telephone or over the Internet must be received by 11:59 p.m. Eastern time on May 6, 2007. A mailed proxy card must be received prior to the Annual Meeting.

On behalf of the entire Board of Directors, I encourage you to vote your proxy either in person or via one of the other methods available so that your shares can be represented at the Annual Meeting.

Sincerely,

ERIC E. PARSONS
Chairman, President and Chief Executive Officer

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of StanCorp Financial Group, Inc., an Oregon corporation, will be held May 7, 2007 at 11:00 am Pacific time at the Hilton Portland, 921 SW 6th Ave, Portland, Oregon, for the following purposes:

1.	Election of Directors;

2.	Proposal to Ratify Appointment of Independent Registered Public Accounting Firm;

3.	Proposal to Approve the Short Term Incentive Plan; and

4.	To transact any other business that may properly come before the shareholders at the Annual Meeting.

The close of business on March 1, 2007 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may vote in person, by written proxy, by telephone or over the Internet. Instructions for voting by telephone and over the Internet are printed on the enclosed proxy card. If you attend the meeting and intend to vote in person, please notify our personnel of your intent as you sign in for the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Holley Y. Franklin Corporate Secretary

March 23, 2007

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

PROXY STATEMENT

I.    GENERAL INFORMATION

This Proxy Statement concerns the Annual Meeting of Shareholders of StanCorp Financial Group, Inc. (“StanCorp,” the “Company,” “we,” “us,” “our”) to be held on May 7, 2007 (“Annual Meeting”). The Annual Meeting will be held at 11:00 a.m. Pacific time at the Hilton Portland, 921 SW 6th Ave, Portland, Oregon. Our shares of common stock trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “SFG.” We have only one outstanding class of common stock that is eligible to vote. As of March 1, 2007, we had 53,556,989 outstanding shares of common stock (“Common Stock”).

On behalf of the Board of Directors (the “Board”), the Company is soliciting your proxy for use at the Annual Meeting and at any adjournment of the meeting. You will be asked to vote upon three items: Item 1. Election of Directors; Item 2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm; and Item 3. Proposal to approve the Short Term Incentive Plan. Your proxy also will permit a vote on any other matter that may legally come before the Annual Meeting. We currently are not aware of any other item that will require a shareholder vote.

Included with this mailing is a copy of our 2006 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and our audited financial statements. Distribution of this Proxy Statement, the accompanying proxy card and voting instructions occurs on or about March 23, 2007 to holders of our Common Stock as of the record date for the Annual Meeting.

Voting Rights

Each share of our Common Stock is entitled to one vote on each proposal and with respect to each director position to be filled. There is no cumulative voting. To be eligible to vote on matters coming before the Annual Meeting, you must own our Common Stock on the record date. The Board has set the record date as the close of our business day on March 1, 2007 (“Record Date”). If you owned shares as of the Record Date, you may vote either in person at the Annual Meeting or by proxy. You may vote by proxy by completing a proxy card and mailing it in the postage paid envelope, by using a toll-free telephone number, or by voting over the Internet. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you. Your ability to vote by telephone or by the Internet will close at 11:59 p.m. Eastern time on May 6, 2007. If you choose to vote by mail, we must receive your proxy card prior to the Annual Meeting.

Voting by Proxy

Included in this packet is a proxy card. The Company is soliciting this proxy from you on behalf of its Board of Directors. The proxyholder(s), the person(s) designated in the proxy to cast your vote, also known as “proxies,” will vote your shares according to your instructions. If you return your proxy signed, but without directions, the proxyholders will vote your shares in accordance with the recommendations of our Board with regard to Item 1, Item 2 and Item 3. If other matters come before the Annual Meeting that require a shareholder vote, the proxyholder will vote your shares in accordance with the recommendation of the Board.

You have the right to revoke your proxy at any time up to the time your shares are voted. You have three ways to revoke your proxy. First, you may do so in writing. Please send your revocation to our Corporate Secretary, StanCorp Financial Group, Inc., P. O. Box 711, Portland, OR 97207. Your written revocation must be received by May 4, 2007. Second, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy we have received from you. Third, you can revoke your proxy by voting in person at the Annual Meeting. If you choose to vote in person, please let our personnel know that you are revoking a previously given proxy and are now voting in person.

Votes Required

Pursuant to Oregon law, our Articles of Incorporation and our Bylaws, the election of nominees to our Board at the Annual Meeting requires a quorum. After achieving a quorum, the nominees receiving the highest number of votes cast in each class will be elected. For a proposal to pass at the Annual Meeting, the meeting must have a quorum and the proposal must receive more votes in its favor than were cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the Annual Meeting, but not voting.

Cost of Proxy Solicitation

We pay the cost of soliciting proxies. Our directors, officers or employees may solicit proxies on our behalf in person or by telephone, facsimile or other electronic means. We have also engaged the firm of Georgeson Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Inc. a fee of $5,500 plus expenses for their services.

In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of StanCorp Common Stock.

II.    MATTERS TO BE VOTED UPON

1.    Election of Directors

StanCorp’s business, property and affairs are managed under the direction of the Board of Directors. The Board is comprised of 12 directors divided into three equal classes. Each of these classes serves a three-year term in office. At this Annual Meeting, shareholders will be requested to elect four Class II directors for a three-year term. Class II currently consists of four directors, all of whom have agreed to stand for re-election.

Votes may not be cast for a greater number of director nominees than four.

Board members of the Company also serve on the Board of Directors of our principal subsidiary, Standard Insurance Company. Our directors serve on the same board committees of Standard Insurance Company as they do for StanCorp.

In February 2007, the Company implemented a majority vote standard for the election of directors whereby any nominee for director in an uncontested election as to whom a majority of shares are designated to be “withheld” from his or her election will promptly tender his or her resignation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Directors in Classes

We have set forth below information, as of December 31, 2006, about each nominee and continuing director. This information includes the director’s age, positions held with us, principal occupation, business history for at least the last five years, committees of our Board on which the director serves, and other corporate directorships held.

Name	Age	Director Since(1)	Position Held	Term Expires
Class I
Virginia L. Anderson	59	1989	Director	2009
Stanley R. Fallis	66	2006	Director	2009
Peter O. Kohler, MD	68	1990	Director	2009
Eric E. Parsons	58	2002	Chairman	2009

Class II
Jerome J. Meyer	68	1995	Director	2007
Ralph R. Peterson	62	1992	Director	2007
E. Kay Stepp	61	1997	Director	2007
Michael G. Thorne	66	1992	Director(2)	2007

Class III
Frederick W. Buckman	60	1996	Lead Director(2)	2008
John E. Chapoton	70	1996	Director	2008
Wanda G. Henton	55	2002	Director	2008
Ronald E. Timpe	67	1993	Director	2008

(1)	Directors elected prior to 1999 served on the Board of Directors of Standard Insurance Company, and became directors of StanCorp Financial Group, Inc. during the reorganization in 1999.
(2)	Mr. Thorne will replace Mr. Buckman as Lead Director effective following this Annual Meeting. Mr. Buckman will remain on the Board of Directors.

Nominees for Election at the Annual Meeting

The Board has proposed the following individuals for election as Class II directors: Jerome J. Meyer, Ralph R. Peterson, E. Kay Stepp, and Michael G. Thorne, all of whom are current directors. Each nominee for election under Class II qualifies as an independent director under applicable NYSE rules. If elected, Class II directors will serve a three-year term of office to expire at the Annual Meeting of Shareholders in 2010 and until their successors are elected and qualified.

If any nominee should become unable to serve, the proxyholder will vote for the person or persons the Board recommends, if any. We have no reason to believe that any of the nominees will be unable to serve if elected.

Business History of Nominees for Election

Jerome J. Meyer.    Mr. Meyer is the retired Chairman of the Board and Chief Executive Officer of Tektronix, Inc., a high technology company located in Beaverton, Oregon. Mr. Meyer serves on the Audit Committee and the Finance and Operations Committee.

Ralph R. Peterson.    Since 1991, Mr. Peterson has been Chairman, President and Chief Executive Officer of CH2M Hill Companies, Ltd., an engineering, design and consulting firm located in Denver, Colorado. Mr. Peterson is Chair of the Audit Committee and serves on the Finance and Operations Committee.

E. Kay Stepp.    From 1994 to 2002, Ms. Stepp was principal and owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was President and Chief

Operating Officer of Portland General Electric, an electric utility. Ms. Stepp is Chair of the Corporate Board of Providence Health and Services and also serves as a director of Planar Systems, Inc. and Franklin Covey Co. Ms. Stepp is Chair of the Organization and Compensation Committee and serves on the Finance and Operations Committee.

Michael G. Thorne.    From January 2002 to October 2004, Mr. Thorne was Director and Chief Executive Officer of the Washington State Ferry System located in Seattle, Washington. From 1991 to 2001, Mr. Thorne was Executive Director of the Port of Portland, a regional port authority responsible for ownership and management of marine terminals, airports and business parks, located in Portland, Oregon. He maintains an active ownership and management interest in the Thorne family farm near Pendleton, Oregon, and serves as chair of a State of Oregon Task Force responsible for reviewing land use laws and recommending legislative changes. Mr. Thorne is Chair of the Finance and Operations Committee and serves on the Audit Committee.

Our Board of Directors recommends a vote FOR the election of the above nominees as directors.

Business History of Continuing Directors

Virginia L. Anderson.    From 1988 to April 2006, Ms. Anderson was the Director of the Seattle Center, a 74-acre, 31-facility urban civic center, located in Seattle, Washington. Ms. Anderson serves on the Audit Committee and the Finance & Operations Committee.

Frederick W. Buckman.    From 1999 to September 2006, Mr. Buckman served as Chairman of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems. Mr. Buckman is President of Frederick Buckman, Inc., a consulting firm located in Portland, Oregon. From 1994 to 1998, Mr. Buckman was President, Chief Executive Officer and Director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman is also a director of InfraSource Services, Inc., a leading provider of infrastructure services for electric power, gas, and telecommunications-intensive industries in the United States, and a member of the Board of MMC Energy, Inc., an energy acquisition company which acquires and operates critical power generation and associated energy infrastructure assets. Mr. Buckman serves as Lead Director of StanCorp, Chairs the Nominating and Corporate Governance Committee, and serves on the Organization and Compensation Committee.

John E. Chapoton.    Since 2001, Mr. Chapoton has been a partner and strategic advisor of Brown Advisory in Washington, D.C. From 1984 to 2000, Mr. Chapoton was a partner in the law firm of Vinson & Elkins, serving as managing partner of the Washington, D.C. office of that firm through 1999. Mr. Chapoton is a director of Saul Centers, Inc., a Real Estate Investment Trust based in Bethesda, Maryland. Mr. Chapoton serves on the Nominating and Corporate Governance Committee and the Organization and Compensation Committee.

Stanley R. Fallis.    From 1994 until his retirement in 1999, Mr. Fallis was the Chair and Chief Executive Officer of Everen Clearing Corporation, a securities execution and clearing company, and the Senior Executive Vice President and Chief Administrative Officer for Everen Securities, Inc., a national full service brokerage firm. Mr. Fallis is also a director of Hines Horticulture, Inc., one of the largest commercial nursery operations in North America. Mr. Fallis serves on the Audit and Nominating & Corporate Governance Committees.

Wanda G. Henton.    Since 1996, Ms. Henton has been Chair and Chief Executive Officer of Lloyd Bridge Advisory Corporation, a marketing and private placement consulting firm serving investment management organizations. From 1992 to 1995, Ms. Henton served as Senior Vice President of Lazard Freres, an international investment bank. Ms. Henton serves on the Nominating and Corporate Governance Committee.

Peter O. Kohler, MD.    From 1988 to September 2006 Dr. Kohler was President of Oregon Health & Science University, located in Portland, Oregon and is now President emeritus. He served as a director of the

Portland Branch of the Federal Reserve Bank of San Francisco through December 2006. Dr. Kohler serves on the Finance and Operations Committee and the Organization and Compensation Committee.

Eric E. Parsons.    Mr. Parsons has been Chairman, President and Chief Executive Officer of StanCorp and our principal subsidiary, Standard Insurance Company since 2003; he was elected Chairman in 2004. Prior to his appointment as President and CEO, Mr. Parsons was President and Chief Operating Officer of StanCorp and Standard Insurance Company during 2002. Prior to May 2002, he served as Chief Financial Officer and held management positions in finance, investments, mortgage loans and real estate.

Ronald E. Timpe.    From 1998 to May 2004, Mr. Timpe was Chairman of the Board of Directors of StanCorp and our principal subsidiary, Standard Insurance Company. From 1994 until 2003 Mr. Timpe served as President and Chief Executive Officer of Standard Insurance Company and, upon its formation in 1998, StanCorp Financial Group, Inc. Mr. Timpe serves on the Finance and Operations Committee.

2.    Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche USA LLP (“Deloitte & Touche”) as independent auditors for the year 2007. Although not required, our Board is requesting ratification by our shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

We have been advised that representatives of Deloitte & Touche will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, and to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the years 2006 and 2005 were as follows:

	2006	2005
Audit Fees	$1,496,500	$1,222,000
Audit-Related Fees	161,500	146,000
Tax Fees	29,521	35,014
All Other Fees	—	—

Total	$1,687,521	$1,403,014

Audit fees were paid for audits of the financial statements and internal controls of the Company and its subsidiaries, and review of its quarterly financial statements. “Audit-related” fees were paid for audit of the Company’s employee benefit plans, a report on the procedures of the Retirement Plans Division (per Statement on Auditing Standards No. 70), and audits of certain real estate operating expenses.

Tax fees were paid for the purchase of software produced by a Deloitte & Touche subsidiary that is used in the filing of the Company’s federal income tax return.

The Audit Committee has established a policy under which all services performed by the independent auditors must be approved in advance by the Audit Committee or, if such pre-approval of a particular activity is not feasible, by the Chair of the Audit Committee.

Our Board of Directors recommends a vote FOR Ratification of Deloitte & Touche as the Company’s Independent Registered Public Accounting Firm for 2007.

3.    Proposal to Approve the Short Term Incentive Plan

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its five most highly compensated officers in any year. Section 162(m), however, exempts from this deductibility limit compensation that qualifies as “performance-based compensation” as defined in regulations. In 2006 and other recent years, the compensation paid by the Company to Mr. Parsons has exceeded the $1,000,000 limit, and a portion of the excess was not deductible.

To address the issue of deductibility of executive compensation paid to Mr. Parsons and potentially other officers, the Board of Directors has adopted the Short Term Incentive Plan (the “Plan”) and submitted the Plan to the shareholders for approval. The purpose of the Plan is to enable the Company to qualify a portion of the annual bonuses it pays as “performance-based compensation” that will be fully deductible by the Company notwithstanding the $1,000,000 limit of Section 162(m). Subject to shareholder approval, the Organization and Compensation Committee has approved 2007 short-term incentive award opportunities under the Plan. See “New Plan Benefits.”

The following summary of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Appendix 1 to this proxy statement.

Description of the Plan

Administration.    The establishment of performance goals and related bonus opportunities under the Plan and all other decisions regarding the administration of the Plan will be made by the Organization and Compensation Committee of the Board of Directors (the “Committee”), which is comprised solely of two or more “outside directors” as that term is defined in regulations under Section 162(m).

Plan Participants.    Plan participants will include each executive officer of the Company and each other key employee of the Company or any subsidiary designated by the Committee as a participant under the Plan.

Bonus Categories.    Portions of the bonuses paid under the Plan shall be (1) based on satisfying 162(m) performance goals, (2) based on satisfying other performance goals, and (3) discretionary bonuses paid in the discretion of the Committee. The portion of any bonus based on achievement of 162(m) performance goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m); bonus portions based on other performance goals or that are discretionary bonuses will not constitute “performance-based compensation” for this purpose. The “162(m) performance goals” shall be one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division, line of business or other unit of the Company: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains and losses, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage ratio, assets under management, portfolio return, return on average equity, return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (“EBITDA”), non-premium earnings, net investment income and cash flows, or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria pre-established by the Committee). “Other performance goals” may consist of any objective or subjective goals determined by the Committee.

Performance Goals and Bonus Opportunities.    To make an award to any participant for any year under the Plan, the Committee will, no later than the 90th day of that year, establish in writing (i) a target cash bonus amount for the participant for performance in that year, (ii) the percentage (e.g., 150%) of the target bonus that will be the maximum bonus, (iii) the portion(s) of the target bonus that will be payable based on 162(m)

performance goals and/or other performance goals for the year, and the portion of the target bonus that will be a discretionary bonus, (iv) the 162(m) performance goals and/or the other performance goals for the year, and (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) performance goals and/or the other performance goals for the year. The target discretionary bonus portion may not be more than 20% of the total target bonus in any year.

Computation and Certification of Bonus.    Following the conclusion of any year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee will certify in writing the levels of attainment of the 162(m) performance goals and the other performance goals for the year, the amount of discretionary bonus determined by the Committee for each participant, and the calculation of the total bonus amount for each participant. No payment of bonus with respect to any portion of the target bonus based on 162(m) performance goals or other performance goals will be paid if the related performance goal is not met, but the Committee may, in its discretion, reserve the right to reduce or eliminate an officer’s calculated award based on circumstances relating to the Company or the officer. The Committee may not exercise its discretion to pay any amount as a discretionary bonus in replacement for amounts not earned under the 162(m) performance goals.

Maximum Bonus.    The maximum cash bonus that may be paid or accrued for any participant with respect to performance of the Company in any fiscal year will be $2,500,000.

Amendment and Termination.    The Plan may be amended or terminated by the Board of Directors at any time except to the extent that an amendment requires shareholder approval to maintain the qualification of Plan awards as performance-based compensation. Unless re-approved by the shareholders, the Plan will terminate at the first meeting of shareholders of the Company in 2012.

New Plan Benefits

Subject to shareholder approval of the Plan, on February 11, 2007 the Committee made 2007 short term incentive awards under the Plan which are summarized in the following table. These awards are similar to the 2006 awards made under the Company’s prior Short Term Incentive Program.

Name and position	Short Term Incentive Plan(1)
	Threshold	Target	Maximum
Eric E. Parsons Chairman, President and Chief Executive Officer	$435,000	$870,000	$1,305,000
Cindy J. McPike Senior Vice President and Chief Financial Officer	$117,000	$234,000	$351,000
J. Gregory Ness Senior Vice President, Insurance Services Group	$196,875	$393,750	$590,625
Kim W. Ledbetter Senior Vice President, Asset Management Group	$150,000	$300,000	$450,000
Michael T. Winslow Senior Vice President and General Counsel	$108,000	$216,000	$324,000

Executive Officer Group (above 5 persons)	$1,006,875	$2,013,750	$3,020,625

Non Executive Officer Employee Group (3 persons)	$227,500	$455,000	$682,500

(1)

The Committee approved total target bonus levels for 2007 of 120% of base salary for Mr. Parsons, 75% of base salary for Mr. Ness and Mr. Ledbetter, and 60% of base salary for Ms. McPike and Mr. Winslow.

Twenty percent of each participant’s target bonus is the target discretionary bonus portion. The percentage of each participant’s target bonus that is subject to achievement of 162(m) performance goals is 80% for Mr. Parsons, 35% for Mr. Ness, 20% for Mr. Ledbetter, 40% for Ms. McPike, and 20% for Mr. Winslow. The remainder of each participant’s target bonus is subject to achievement of other performance goals. Similar to the 2006 Short Term Incentive Program, the 162(m) performance goals for 2007 are based on achieving targeted levels of earnings per share excluding net after-tax capital gains and losses, revenues, divisional operating expenses and divisional operating income, as well as maintaining balance sheet strength as measured by the Standard & Poor’s capital adequacy ratio and double leverage ratio. See “Executive Compensation–Grants of Plan-Based Awards in 2006” for a description of the financial objectives under 2006 short term incentive awards.

Our Board of Directors recommends a vote FOR the proposal

to approve the Short Term Incentive Plan.

4.    Other Matters

Our Board knows of no other matters to be brought before the Annual Meeting. If other matters are presented, the persons named as proxies will vote on such matters as recommended by the Board.

III.    OTHER INFORMATION

Corporate Governance

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, which are available publicly at www.stancorpfinancial.com/investors or upon written request of our Corporate Secretary, set forth the principles by which the Board manages the affairs of the Company. Among other principles, the Corporate Governance Guidelines specify director qualifications and independence standards, new director selection practices, responsibilities of board members, compensation, and the annual Board performance evaluation process. The Nominating and Corporate Governance Committee reviews the Guidelines on at least an annual basis.

In February 2007, the Company implemented a majority vote standard for the election of directors whereby any nominee for director in an uncontested election as to whom a majority of shares are designated to be “withheld” from his or her election will promptly tender his or her resignation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Director Independence

Our Board is comprised of a majority of directors who qualify as independent under the NYSE listing standards. The Board reviews annually any relationship that each director has with the Company (either directly, or as a partner, shareholder, officer or an employee of an organization with which the Company does business or makes charitable contributions). The Board’s review includes a qualitative and quantitative assessment of any relationships from the perspective of both the director and the Company. Following such annual review, only those directors whom the Board affirmatively determines have no material relationship with the Company are considered independent.

Under Company and NYSE standards, each current director is independent except for Chairman, President & CEO, Eric E. Parsons.

Committees of the Board

Our Board has four committees, the functions of which are discussed below. Each of these committees has a written charter. Charters for the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees are available on the Company’s web site, www.stancorpfinancial.com/investors. Printed copies of these documents are available upon request of our Corporate Secretary, PO Box 711, Portland, Oregon 97207.

Audit Committee.    The Audit Committee met four times in 2006, and in addition meets via teleconference each quarter to discuss the Company’s financial results and earnings release. It is the responsibility of the Audit Committee to: provide independent review and oversight of the Company’s accounting and financial reporting processes and internal controls; oversee the independent registered public accountant’s appointment, compensation, qualifications, independence, and performance; and assist Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal auditors.

Members of the Audit Committee are Ralph R. Peterson, Chair, and Directors Anderson, Fallis, Meyer and Thorne. The Board has determined that Ralph R. Peterson, Chair of the Audit Committee, meets the qualifications of and has been designated as the “audit committee financial expert” in accordance with the requirements of applicable SEC rules. The Board also has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under applicable NYSE and SEC rules. For additional information concerning the Audit Committee’s responsibilities, see the Report of the Audit Committee below.

Finance and Operations Committee.    The Finance and Operations Committee met five times in 2006. It is the responsibility of the Finance and Operations Committee to: oversee the maintenance of an appropriate capital structure; review operational plans and budgets; oversee the investment policy and review and approve investment reports; make periodic recommendations regarding dividends; and provide counsel to management regarding acquisitions, divestitures and other business combinations. The Committee Chair reviews earnings press releases and financial earnings guidance that will be released publicly. Members of the Finance and Operations Committee are Michael G. Thorne, Chair, and Directors Anderson, Kohler, Meyer, Peterson, Stepp and Timpe.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee met four times in 2006. It is the responsibility of the Nominating and Corporate Governance Committee to: review the organization and structure of the Board; review the qualifications of and recommend candidates for the Board and its committees; review Board compensation, oversee CEO succession planning, review the effectiveness of the Board, and oversee the ethics and compliance programs. Members of the Nominating and Corporate Governance Committee are Frederick Buckman, Chair, and Directors Chapoton, Fallis, and Henton.

The Nominating and Corporate Governance Committee also oversees the Company’s policies governing conflicts of interest and transactions with related parties. Directors and Executive Officers are required to disclose any related party transactions, as well as any actual or apparent conflicts of interest. The Company’s legal staff first reviews all such disclosures, and also reviews annually all other external affiliations and relationships of each Executive Officer and Director.

Transactions or relationships between an Executive Officer or Director and the Company require review by the Nominating and Corporate Governance Committee. As required under SEC rules, transactions determined to be material to the Company or a related party would be disclosed in the Company’s proxy statement. Similarly, transactions or relationships between Executive Officers or Directors and third parties with whom the company competes or does business must be reviewed and approved by the Nominating and Corporate Governance Committee.

These principles are further described in the Company’s codes of conduct for senior officers and Directors, available at www.stancorpfinancial.com/investors.

Organization and Compensation Committee.    The Organization and Compensation Committee met six times in 2006. It is the responsibility of the Organization and Compensation Committee to: review executive compensation and recommend changes, as appropriate; develop and administer an overall compensation policy; monitor the performance of the CEO; oversee senior executive succession planning; oversee stock option and stock purchase plans; and review certain organizational changes recommended by the CEO. Members of the Organization and Compensation Committee are E. Kay Stepp, Chair, and Directors Buckman, Chapoton, and Kohler.

Board and Committee Meetings

In 2006, our full Board of Directors met seven times, and executive sessions of the Board were held at each regular meeting. Executive sessions are chaired by the Lead Director and take place without the presence of the CEO, other officers, or directors who are not independent under applicable NYSE and Company director independence standards. Each Director attended greater than 85 percent of the aggregate number of Board meetings and meetings of committees of which he or she was a member. Our corporate governance guidelines, available at www.stancorpfinancial.com/investors, require attendance at each Annual Meeting of Shareholders. Each Director attended the 2006 Annual Meeting.

Communications with the Board of Directors

Our Board welcomes communications from shareholders and other interested parties. Shareholders and interested parties may contact the Board by writing to:

Lead Director

c/o Corporate Secretary, P7E

StanCorp Financial Group, Inc.

PO Box 711

Portland, Oregon 97207

All shareholder communications and interested party concerns will be reviewed by the Lead Director.

Director Nominations

StanCorp endeavors to maintain a Board of Directors representing a broad spectrum of expertise, background, perspective and experience. In addition, a candidate for service on the Board of the Company should possess the following qualities:

A.	Sound judgment, good reputation and integrity, and should be a person of influence who is recognized as a leader in his/her community.

B.	A keen sense of the responsibilities of directorship and the ability to take a long-term, strategic view.

C.	The willingness and availability to attend at least 75 percent of all Board and committee meetings and to study background material in advance, and to otherwise fully perform all of the responsibilities associated with serving as a Director of the Company.

D.	An understanding of conflicts of interest and the willingness to disclose any real or potential conflict that would prevent or influence his/her acting as a Director in trust for shareholders of the Company.

E.	Be or become a shareholder of the Company. The candidate should have a positive conviction concerning the businesses of the Company, and be committed to serving the long-term interests of the Company’s shareholders.

F.	Be currently or formerly actively engaged in business, professional, educational or governmental work. Successful experience leading large organizations is preferred, as is ability, skills or experience in some or all of the following areas:

i)	expertise in financial accounting and corporate finance,

ii)	an understanding of management trends in general,

iii)	knowledge of the Company’s industry,

iv)	leadership skills in motivating high-performance talent, and

v)	the ability to provide strategic insight and vision.

G.	The willingness at all times to express ideas about matters under consideration at Board meetings. The candidate should have the ability to dissent without creating adversarial relations among Board members or management.

H.	The ability to meet any requirement of the Oregon Business Corporation Act and, to the extent applicable, of the Oregon Insurance Code.

I.	A reputation and a history of positions or affiliations befitting a director of a large publicly held company.

In conjunction with the Board’s annual self-assessment process, the Board considers the adequacy of the Board’s composition, including the number of directors as well as the skills, experience, expertise and other characteristics represented by the directors individually and collectively. Based upon this process the Board will determine whether the Company should add one or more additional directors. If such a determination is made, the Board will develop a pool of nominees to be considered for each additional position.

Candidate Recommendations and Identification Process

Director or Officer Recommends a Potential Candidate.    If a director or Executive Officer of the Company wishes to recommend a particular candidate for the Board, he or she will provide the Company with the name of the candidate as well as a brief description of the candidate’s current status, relevant experience and qualifications, contact information, and any other pertinent and available information. This information should be communicated in writing or verbally to the Nominating and Corporate Governance Committee Chair (“Nominating Committee Chair”).

The Nominating Committee Chair will arrange to discuss the merits of the candidate with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will determine whether to reject or add the individual to the pool of eligible candidates.

The director or Executive Officer making the nomination will be kept regularly apprised of any discussions and actions taken with respect to such nominee.

Search Firm.    The Company may elect to retain a search firm to identify potential candidates. The decision to retain a search firm shall be made by the Nominating and Corporate Governance Committee in consultation with the full Board. Any such search firm shall be formally retained by the Company’s Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also will be responsible for reviewing and approving all fees and expenses charged by the firm.

The Nominating Committee Chair will coordinate communications with the search firm, and arrange to discuss the merits of any candidate recommended by the search firm with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

Shareholder Recommends a Potential Candidate.    In accordance with the procedures set forth below, shareholders and other interested parties may propose director candidates for consideration by the Nominating and Corporate Governance Committee. Consistent with the Nominating and Corporate Governance Committee’s procedures for screening all candidates, such nominees are expected to embody the attributes listed above. In reviewing candidates referred by shareholders or other interested parties, the Nominating and Corporate Governance Committee also will give due consideration to any desired skills, experience, expertise or other characteristics as identified by the Board in its annual self-assessment process.

Shareholders and interested parties may recommend director candidates to the Nominating and Corporate Governance Committee by writing the Company’s Corporate Secretary at PO Box 711, Portland, Oregon 97207. Such recommendations will be accepted in the month of June of each year, and should be accompanied by the candidate’s name and information regarding his or her qualifications to serve as a director of the Company.

Following receipt of such a recommendation, the Nominating Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and arrange to review the qualifications and discuss the merits of the candidate with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

As set forth below in “Shareholder Nominations and Proposals for 2007,” the Company’s Bylaws also provide shareholders with a separate process by which director candidates can be nominated for election at an annual meeting of shareholders.

Interview and Selection Process.    The Nominating and Corporate Governance Committee, in consultation with the full Board, shall determine whether to interview any individuals in the pool of eligible director candidates.

Following the interview process, the Nominating Committee Chair will lead a discussion with the Nominating and Corporate Governance Committee regarding the relative merits and qualifications of the candidates and whether the Company should extend an offer to any such candidate. The Nominating and Corporate Governance Committee will, in turn, develop a recommendation to the full Board in that regard. No offer will be extended to a director candidate unless the candidate has been discussed with the full Board and the full Board has approved making such offer.

The Nominating Committee Chair shall, in the course of regularly scheduled Board meetings, keep the full Board informed of all significant developments in regard to the director interview and selection process. The Nominating Committee Chair also shall regularly consult with the Company’s CEO in regard to the need for new directors, the qualifications of director candidates, and any recommendations regarding such candidates. Any final decisions in that regard, however, are to be made by the Board in their sole discretion.

Additional Materials Available Online

Shareholders and other interested parties may view the Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics for the Board of Directors, senior officers and employees, as well as other documentation concerning our Board and governance structure at www.stancorpfinancial.com/investors. Print copies of these documents are available upon request to Shareholder Relations, PO Box 711, Portland, Oregon 97207.

Report of the Audit Committee

Overview

The Audit Committee operates under a Charter approved by the Company’s Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls and overseeing the independent auditor’s appointment, compensation, qualifications, independence, and performance. The Audit Committee Charter sets out the responsibilities, authority, and specific duties of the Audit Committee. The Charter specifies, among other things, the purpose and membership requirements of the Audit Committee as well as the relationship of the Audit Committee to the independent accountants, the Internal Audit department, and management of the Company. All members of the Audit Committee are independent as such term is defined by the SEC and in the listing requirements of the New York Stock Exchange.

Findings and Recommendation

The Audit Committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2006:

•	The Audit Committee has completed its review and discussion of the Company’s audited financial statements with management;

•

The Audit Committee has discussed with the independent registered public accounting firm, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

•

The Audit Committee has received written disclosures as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditor’s professional judgment, reasonably may be thought to bear on the auditor’s independence. The Audit Committee has reviewed the letter from the independent auditors confirming that in its professional judgment, it is independent from the Company and has discussed with the auditors the auditor’s independence from the Company; and

•

The Audit Committee has, based on its review and discussions with management of the Company’s 2006 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K.

Audit Committee
Ralph R. Peterson, Chair
Virginia L. Anderson	Jerome J. Meyer
Stanley R. Fallis	Michael G. Thorne

Beneficial Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth those persons known to us to be beneficial owners of more than five percent of our Common Stock as of December 31, 2006. In furnishing this information, we relied on information filed by the beneficial owners with the SEC.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Direct	% of Class
Barclays Global Investors, NA	3,691,934	6.90%
45 Fremont Street, San Francisco, California

Share Ownership of Directors and Officers

The following table sets forth information regarding the beneficial ownership, as of December 31, 2006, of our Common Stock by each director and nominee, the CEO and certain Executive Officers, and by directors, nominees and Executive Officers as a group. Any restricted shares held by an officer are included. The table also includes stock options that vested on or before March 1, 2007. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.

	Common Stock Beneficially Owned
	Direct		Vested Options	% of Class
Virginia L. Anderson	2,598		39,500	*
Frederick W. Buckman	15,103		38,000	*
John E. Chapoton	4,032		41,000	*
Stanley R. Fallis	2,301		—	*
Wanda G. Henton	1,733		32,000	*
Peter O. Kohler, MD	4,032		35,000	*
Jerome J. Meyer	8,418		35,000	*
Ralph R. Peterson	4,053	(1)	41,000	*
E. Kay Stepp	3,979		41,000	*
Michael G. Thorne	6,049		41,000	*
Ronald E. Timpe	44,873		36,418	*
Eric E. Parsons	168,957		357,500	*
Kim. W. Ledbetter	60,075	(2)	101,750	*
Cindy J. McPike	26,555		85,250	*
J. Gregory Ness	54,450		144,250	*
Michael T. Winslow	25,749	(2)	46,250	*
Executive Officers and Directors as a Group (16 Individuals)	432,957		1,114,918	2.8%

*	Represents holdings of less than one percent.
(1)	Includes 104 shares owned by Mr. Peterson’s spouse.
(2)	Not included are 262,710 shares owned by Standard Insurance Company’s Defined Contribution Plan Trust for Home Office Employees and Standard Insurance Company’s Defined Contribution Plan Trust for Field Personnel. The purchase and sale of Common Stock by these plans are determined by terms of the plan and are carried out by the administrator. Mr. Ledbetter, Mr. Winslow and one other officer are co-trustees of the trusts. The co-trustees have voting power over the shares owned in the trust, but do not have investment or dispositive power over the shares. The co-trustees cannot withdraw shares from the trust and, upon retirement, neither the co-trustees nor any other employee participants receive distributions in stock from the plan.

Shares owned on December 31, 2006 included 13,114 performance-based restricted shares that were forfeited on February 15, 2007, including: 7,111; 1,305; 1,305; 1,305; and 1,044 for Parsons, Ledbetter, Ness, McPike, and Winslow, respectively.

Our Board believes it is important for the Company’s Executive Officers to own significant amounts of Company stock. This enhances the alignment of the Company’s Executive Officers with the interests of the Company’s shareholders, and demonstrates a commitment to the Company’s long-term financial success. In that regard, our Board has developed stock ownership guidelines for the Executive Officer group ranging from a multiple of four times base salary for the President and CEO to two times for other Executive Officers. For purposes of these guidelines, ownership will be measured over a rolling 24 month period. It is anticipated that targeted ownership levels will be met over time largely by means of acquisitions through company compensation plans such as the Long Term Incentive Program (“LTIP”) discussed herein.

Director Compensation

Under the director compensation program in effect in 2006, each director who is not an employee of StanCorp or Standard Insurance Company received an annual retainer fee of $45,000 and a $1,250 meeting fee for each committee meeting attended. Each chair of a Board committee receives an additional annual retainer fee of $5,000. The Lead Director receives a premium retainer fee of $25,000 for a total annual retainer fee of $70,000. All retainer fees are paid in quarterly installments promptly following the end of each calendar quarter, and are paid two-thirds in cash and one-third in unrestricted common stock valued based on the closing market price of the common stock on the last trading day prior to the payment date. Additionally, on the date of each annual meeting of shareholders, each director receives an option to purchase 8,000 shares of common stock with an exercise price equal to fair value on the grant date and a term of ten years, and becoming exercisable in full one year after the grant date.

Effective with the Annual Meeting on May 7, 2007, director compensation is being modified to increase the annual retainer fee from $45,000 to $50,000, pay all retainer fees 100% in cash, and reduce the annual option grant to 3,500 shares. In addition, upon completion of each year of service between annual meetings, each director will be issued 1,000 shares of unrestricted common stock. The first issuance of these shares under the new program will occur on the day prior to our 2008 annual meeting.

We reimburse directors for all travel and other expenses incurred in connection with their duties. Our directors receive only one retainer for serving on StanCorp’s and Standard Insurance Company’s boards and one meeting fee for joint meetings of StanCorp and Standard Insurance Company committees.

Non-employee directors are eligible to participate in our Deferred Compensation Plan for Directors. Under this plan, each director may elect in advance to defer either all of his or her annual cash retainer, all of his or her meetings fees, or both, earned each year. Deferred amounts are credited to participants’ accounts under the plan which are credited periodically with the rate of return on the Standard Insurance Company Stable Asset Fund, one of our investment products for 401(k) plans which had a return of 5.42% in 2006. Participants make elections regarding distribution of their accounts at the time they elect to defer compensation. Distributions commence in the next month after a participant ceases to be a director or earlier upon reaching age 65, and may be made in a lump sum or in annual installments over two to ten years.

Director Compensation in 2006

The following table provides information regarding compensation paid or accrued for non-employee directors in 2006.

Name	Fees earned or paid in cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Virginia L. Anderson	41,250	15,006	122,143	178,399
Frederick W. Buckman	62,500	24,977	122,143	209,620
John E. Chapoton	41,250	15,051	122,143	178,444
Stanley R. Fallis	40,000	15,000	92,033	147,033
Wanda G. Henton	35,000	15,000	122,143	172,143
Peter O. Kohler, M.D.	43,750	15,051	122,143	180,944
Jerome J. Meyer	40,000	15,051	122,143	177,194
Ralph R. Peterson	44,583	16,699	122,143	183,425
E. Kay Stepp	44,583	16,699	122,143	183,425
Michael G. Thorne	44,583	16,695	122,143	183,421
Ronald E. Timpe	36,250	15,051	122,143	173,444

(1)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to the one-third portion of director annual retainers paid in unrestricted common stock. Each quarterly installment of stock issued in payment of retainers had a grant date fair value equal to one-fourth of the total amount reported in the table.
(2)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to annual director options granted in 2006 and 2005, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the one-year vesting period. On May 8, 2006, each non-employee director was granted an option for 8,000 shares with an exercise price of $50.54 per share and a grant date fair value of $17.26. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006. As of December 31, 2006, non-employee directors held outstanding options for the following numbers of shares of our common stock: Virginia L. Anderson, 47,500; Frederick W. Buckman, 46,000; John E. Chapoton, 49,000; Stanley R. Fallis, 8,000; Wanda G. Henton, 40,000; Peter O. Kohler, MD, 43,000; Jerome J. Meyer, 43,000; Ralph R. Peterson, 49,000; E. Kay Stepp, 49,000; Michael G. Thorne, 49,000; and Ronald E. Timpe, 44,418.

Executive Compensation

The following table shows compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2006 (“Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Eric E. Parsons Chairman, President and Chief Executive Officer	2006	725,000	123,250	985,531	973,525	447,325	492,139	74,431	3,821,201

Cindy J. McPike Senior Vice President and Chief Financial Officer	2006	375,000	155,250	203,155	278,357	90,000	85,782	35,810	1,223,354

J. Gregory Ness Senior Vice President, Insurance Services Group	2006	475,000	148,913	287,384	280,526	138,581	366,656	38,502	1,735,562

Kim W. Ledbetter Senior Vice President, Asset Management Group	2006	375,000	108,591	280,642	250,669	134,297	422,050	36,274	1,607,523

Michael T. Winslow Senior Vice President and General Counsel	2006	350,000	199,500	171,433	174,451	21,000	58,855	34,655	1,009,894

(1)	The total bonus earned by each Named Executive Officer under the Company’s 2006 Short Term Incentive Program is equal to the sum of the amounts reported in the Bonus column and the Non-Equity Incentive Plan Compensation column.
(2)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to performance-based restricted stock awards, related cash performance units and tenure-based restricted stock awards granted in 2006 and prior years. Compensation expense for tenure-based restricted stock is equal to the value of the restricted shares based on the closing market price of the Company’s common stock on the grant date, and is recognized ratably over the vesting period, which is generally three to four years. Compensation expense for performance-based restricted stock is generally equal to the value of the restricted shares that were earned as a result of our performance in 2006 based on the closing market price of the Company’s common stock on the grant date in February 2004, and compensation expense for the related cash performance units is generally equal to the current market value of the cash performance units that were earned as a result of our performance in 2006.
(3)	Represents the amount of compensation expense recognized under FAS 123R in 2006 with respect to options granted in 2006 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the four-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	All amounts represent changes in the actuarial present value of accumulated benefits under our qualified pension plan and supplemental retirement plan.
(5)	Includes Company matching contributions to the accounts of the Named Executive Officers under our 401(k) plan and our nonqualified deferred compensation plan of $56,543, $21,486, $24,178, $21,950 and $21,051 for Parsons, McPike, Ness, Ledbetter and Winslow, respectively. Also included in this column are amounts for officers’ tax and financial planning, club dues and parking.

Grants of Plan-Based Awards in 2006

The following table contains information concerning the 2006 bonus opportunities for the Named Executive Officers under our Short Term Incentive Plan, and the long-term performance share awards, tenure-based restricted stock awards and stock options granted to the Named Executive Officers in 2006.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock(3) (#)	All Other Option Awards: Number of Shares Underlying Options(4) (#)	Exercise or Base Price of Option Awards)(5) ($/Sh)	Closing Market Price on Grant Date)(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric E. Parsons	2/24/06	2/24/06	$290,000	$580,000	$870,000
	2/24/06	2/24/06				2,057	14,400	20,570					$1,112,014
	2/24/06	2/24/06				1,372	9,600	13,715					741,433
	1/3/06	12/9/05								60,000	$49.95	$50.36	736,248

Cindy J. McPike	2/24/06	2/24/06	45,000	90,000	135,000
	2/24/06	2/24/06				320	2,240	3,200					172,992
	2/24/06	2/24/06				214	1,498	2,140					115,688
	1/3/06	12/9/05								24,000	$49.95	$50.36	294,499

J. Gregory Ness	2/24/06	2/24/06	106,875	213,750	320,625
	2/24/06	2/24/06				400	2,800	4,000					216,240
	2/24/06	2/24/06				257	1,800	2,570					138,934
	1/3/06	12/9/05							4,000				201,440
	1/3/06	12/9/05								30,000	$49.95	$50.36	368,124

Kim W. Ledbetter	2/24/06	2/24/06	84,375	168,750	253,125
	2/24/06	2/24/06				375	2,625	3,750					202,725
	2/24/06	2/24/06				237	1,659	2,370					128,122
	1/3/06	12/9/05							4,000				201,440
	1/3/06	12/9/05								26,000	$49.95	$50.36	319,041

Michael T. Winslow	2/24/06	2/24/06	21,800	42,000	63,000
	2/24/06	2/24/06				257	1,800	2,570					138,934
	2/24/06	2/24/06				175	1,200	1,715					92,713
	1/3/06	12/9/05								20,000	$49.95	$50.36	245,416

(1)	All amounts reported in these columns represent a portion of the potential bonuses payable for performance in 2006 under our Short Term Incentive Program (STIP). Under this program, varying percentages of the participants’ target bonuses are based on our performance against financial objectives, varying percentages are based on completion of individual projects, and the remaining 20% each participant’s target bonus is in the discretion of the Organization and Compensation Committee (the “Committee”). Only the portion of the target bonus based on performance against financial objectives is considered an incentive plan award reportable in this table. The Committee approved total target bonus levels under the 2006 STIP of 100% of base salary for Mr. Parsons, 75% of base salary for Mr. Ness and Mr. Ledbetter, and 60% of base salary for Ms. McPike and Mr. Winslow. The target amounts in the table represent 80% of the total target bonus for Mr. Parsons, 60% of the total target bonus for Mr. Ness and Mr. Ledbetter, 40% of the total target bonus for Ms. McPike, and 20% of the total target bonus for Mr. Winslow.

Forty percent of Mr. Parson’s total target bonus and 20% of the total target bonus of each other Named Executive Officer was based on 2006 earnings per share excluding after-tax net capital gains and losses, with the target payout level at $3.90 per share, 50% threshold payout level at $3.70 per share and 150% maximum payout level at $4.06 per share. Twenty percent of Mr. Parson’s total target bonus was based on 2006 revenues, with the target payout level based on a 10% increase over 2005 revenues, 50% threshold payout level based on a 6% increase and 150% maximum payout level based on a 12% increase. Ten percent of the total target bonus for Mr. Parsons and Ms. McPike was based on achievement of operating expense targets for 2006, with the target payout level based on achieving operating expenses no greater than 15.5% of premiums for the Insurance Services business segment and 0.8% of average assets under administration for the Asset Management business segment, 50% threshold payout level based on achieving one of the two operating expense targets, and 150% maximum payout level based on achieving target and reducing expense levels to either 15.1% for Insurance Services or 0.75% for Asset Management.

Forty percent of Mr. Ness’s total target bonus was based on achievement with respect to five financial objectives for the Insurance Service business segment he leads. Nine percent of his total target bonus was based on group insurance premiums, with the target payout level based on a 10.1% increase over 2005 premiums, 50% threshold payout level based on an 8.4% increase and 150% maximum payout level based on an 11.8% increase. Twelve percent of his total target bonus was based on income before income taxes for the two major businesses of Insurance Services. Although these two objectives required different levels of performance relative to 2005 results to earn target, threshold and maximum payouts, in total these two objectives would have been met at the target payout level based on no change in income before income taxes compared to a very favorable 2005 for the Insurance Services segment, at the 50% threshold payout level based on a 9.9% decrease from 2005, and at the 150% maximum payout level based on a 5.1% increase from 2005. Ten percent of his total target bonus was based on select group insurance sales (annualized new premiums), with the target payout level based on a 4.2% increase over 2005 sales, 50%

threshold payout level based on a 7.4% decrease from 2005 and 150% maximum payout level based on a 15.8% increase. In addition, 9% of his total target bonus was based on a non-published measure of direct operating expenses for the Insurance Services segment, with the target payout level based on limiting growth of these expenses to 6.5% over the 2005 level, 50% threshold payout level based on limiting the increase to 9.8% over 2005 and 150% maximum payout level based on limiting the increase to 4.4%.

Forty percent of Mr. Ledbetter’s total target bonus was based on achievement with respect to six financial objectives primarily for the Asset Management business segment he leads, with 10% of his target bonus based on the sum of Asset Management segment income before income taxes plus net capital gains for StanCorp Mortgage Investors. For this measure, a target payout required a 21.6% increase over 2005 results, a 50% threshold payout required a 12.5% increase over 2005 and a 150% maximum payout required a 27.7% increase. Four other objectives, each of which was the basis for 6% of Mr. Ledbetter’s target bonus, consisted of income before income tax of the primary businesses of the Asset Management segment: retirement plans, individual annuities, commercial mortgage loan origination and servicing, and investment management and advisory services. Although these objectives required varying levels of performance relative to 2005 results to earn target, threshold and maximum payouts, the sum of these objectives at each payout level was consistent with the overall Asset Management segment income target described above. Lastly, 6% of Mr. Ledbetter’s target bonus was based on total net investment income of Standard Insurance Company and Standard Life Insurance Company of New York (which comprises substantially all of our reported net investment income), with the target payout level based on a 3.3% increase over 2005 results, 50% threshold payout level based on a 2.2% increase over 2005 and 150% maximum payout level based on a 4.4% increase.

Another 10% of the target bonus for Mr. Parsons and Ms. McPike, which the Committee views as very important for long-term growth and financial flexibility, was based on balance sheet management, with the 50% threshold payout level based on achieving a capital adequacy ratio as calculated by Standard & Poor’s for Standard Insurance Company at December 31, 2006 of at least 150% and a double leverage ratio also as calculated by Standard & Poor’s for our parent company at December 31, 2006 of no more than 130%, target payout level based on achieving the threshold level and either achieving a capital adequacy ratio of at least 170% or a double leverage ratio of no more than 125%, and the 150% maximum payout level based on achieving both a capital adequacy ratio of at least 170% and a double leverage ratio of no more than 125%.

(2)	All amounts reported in these columns represent performance-based awards under our 2002 Stock Incentive Plan payable based on our performance in 2008. Approximately 60% of each participant’s performance-based award was granted in the form of Common Stock issued to the participant subject to forfeiture if continued employment and financial performance criteria are not met (“Restricted Shares”). Approximately 40% of each participant’s performance-based award was granted in the form of cash performance units, payable in cash an amount equal to the value of one share of Common Stock at the time of payment, subject to the same employment and financial performance criteria applicable to the grants of Restricted Shares (“Performance Units”). Cash performance units allow recipients to pay tax liabilities associated with the release of shares without selling those shares. Dividends are payable on Restricted Shares at the same rate paid on all other outstanding shares of our Common Stock, but no dividends or dividend equivalents are paid on Performance Units.

On February 15, 2009, participants who are employed by us on that date (or whose employment terminated as a result of retirement, death or disability) will be vested with respect to all or a portion of the Restricted Shares and Performance Units as determined according to our financial performance for the prior year. The Compensation Committee established financial performance criteria for 2008 based on our earnings per share excluding after-tax net capital gains and losses (weighted at 50%), revenues (weighted at 35%) and pre-tax income of all businesses other than life and disability insurance (weighted at 15%). For each financial performance category, no vesting will occur unless there is at least minimal improvement in performance over 2005. For earnings per share excluding after-tax net capital gains, vesting at the target level will result from a 12% cumulative annual increase from 2005 to 2008, and vesting for 90% of the maximum award will result from a 15% cumulative annual increase. For revenues, vesting at the target level will result from a 10% cumulative annual increase from 2005 to 2008, and vesting for 90% of the maximum award will result from a 12% cumulative annual increase. For pre-tax income of all businesses other than life and disability insurance, vesting at the target level will result from an 18% cumulative annual increase from 2005 to 2008, and vesting for 90% of the maximum award will result from a 27% cumulative annual increase.

(3)	All amounts reported in this column represent grants of restricted stock under our 2002 Stock Incentive Plan. These shares of restricted stock vest on January 1, 2009. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Dividends are payable on restricted stock at the same rate paid on all other outstanding shares of our Common Stock.

(4)	All amounts reported in this column represent options granted under our 2002 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Vesting may be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(5)	In accordance with the terms of our 2002 Stock Incentive Plan, the exercise price of stock options we grant has consistently been set at 100% of the closing market price of our Common Stock on the last trading day prior to the grant date. Accordingly, the exercise price for the options granted on January 3, 2006 was set at $49.95 per share, which was the closing market price of our Common Stock on December 30, 2005, the last trading day prior to the grant date. For all future option grants, we expect the exercise price to be the closing price on the date of the grant.

(6)	For performance-based awards, represents the value of the maximum number of Restricted Shares or Performance Units issuable, based on the closing market price of the Company’s common stock on the grant date. For restricted stock awards, represents the value of restricted shares granted based on the closing market price of the Company’s common stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $12.27 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under FAS 123R. The assumptions made in determining these values are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares ($)
Eric E. Parsons	31,000	—		21.25	2/5/2011	24,392	(6)	1,098,860	26,000	(11)	1,171,305
	32,000	—		26.31	2/11/2012				24,000	(12)	1,081,200
	40,000	—		27.25	5/3/2012
	90,000	30,000	(1)	24.41	2/10/2013
	53,000	53,000	(2)	32.53	2/9/2014
	20,000	60,000	(4)	41.25	1/3/2015
	—	60,000	(5)	49.95	1/3/2016

Subtotal	266,000	203,000

Cindy J. McPike	4,000	—		26.31	2/11/2012	8,447	(7)	380,537	3,734	(11)	168,217
	20,000	—		24.88	7/19/2012				3,738	(12)	168,397
	18,750	6,250	(1)	24.41	2/10/2013
	12,500	12,500	(2)	32.53	2/9/2014
	5,750	17,250	(4)	41.25	1/3/2015
	—	24,000	(5)	49.95	1/3/2016

Subtotal	61,000	60,000

J. Gregory Ness	25,000	—		11.06	10/19/2009	12,447	(8)	560,737	4,620	(11)	208,131
	3,000	—		14.94	5/1/2010				4,600	(12)	207,230
	25,000	—		21.25	2/5/2011
	25,000	—		26.31	2/11/2012
	18,750	6,250	(1)	24.41	2/10/2013
	12,500	12,500	(2)	32.53	2/9/2014
	2,500	2,500	(3)	30.94	5/3/2014
	6,250	18,750	(4)	41.25	1/3/2015
	—	30,000	(5)	49.95	1/3/2016

Subtotal	118,000	70,000

Kim W. Ledbetter	5,000	—		11.06	10/19/2009	11,447	(9)	515,687	3,734	(11)	168,217
	20,000	—		21.25	2/5/2011				4,284	(12)	192,994
	20,000	—		26.31	2/11/2012
	15,000	5,000	(1)	24.41	2/10/2013
	12,500	12,500	(2)	32.53	2/9/2014
	5,750	17,250	(4)	41.25	1/3/2015
	—	26,000	(5)	49.95	1/3/2016

Subtotal	78,250	60,750

Michael T. Winslow	7,500	—		26.31	2/11/2012	7,638	(10)	344,092	3,034	(11)	136,682
	11,250	3,750	(1)	24.41	2/10/2013				3,000	(12)	135,150
	7,500	7,500	(2)	32.53	2/9/2014
	3,750	11,250	(4)	41.25	1/3/2015
	—	20,000	(5)	49.95	1/3/2016

Subtotal	30,000	42,500

(1)	Vest 100% on February 10, 2007.
(2)	Vest 50% on February 9, 2007 and 50% on February 9, 2008.
(3)	Vest 50% on May 3, 2007 and 50% on May 3, 2008.
(4)	Vest one-third on January 3, 2007, one-third on January 3, 2008 and one-third on January 3, 2009.
(5)	Vest 25% on January 3, 2007, 25% on January 3, 2008, 25% on January 3, 2009, and 25% on January 3, 2010.
(6)	Consists of 14,689 restricted shares and 9,703 cash performance units earned for 2006 performance under a long-term performance-based award that vested on February 15, 2007.
(7)	Consists of 2,695 restricted shares and 1,752 cash performance units earned for 2006 performance under a long-term performance-based award that vested on February 15, 2007, and 4,000 tenure-based restricted shares that vested on February 10, 2007.
(8)	Consists of 2,695 restricted shares and 1,752 cash performance units earned for 2006 performance under a long-term performance-based award that vested on February 15, 2007, 4,000 tenure-based restricted shares that will vest on May 3, 2007, and 4,000 tenure-based restricted shares that will vest on January 3, 2009.
(9)	Consists of 2,695 restricted shares and 1,752 cash performance units earned for 2006 performance under a long-term performance-based award that vested on February 15, 2007, 3,000 tenure-based restricted shares that will vest on August 9, 2007, and 4,000 tenure-based restricted shares that will vest on January 3, 2009.
(10)	Consists of 2,156 restricted shares and 1,482 cash performance units earned for 2006 performance under a long-term performance-based award that vested on February 15, 2007, and 4,000 tenure-based restricted shares that vested on February 10, 2007.
(11)	Represents the target number of restricted shares and cash performance units under the executive’s long-term performance-based award granted in 2005 to be earned based on performance in 2007 with vesting of earned shares to occur on February 15, 2008.
(12)	Represents the target number of restricted shares and cash performance units under the executive’s long-term performance-based award granted in 2006 to be earned based on performance in 2008 with vesting of earned shares to occur on February 15, 2009.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Eric E. Parsons	35,000	1,293,485	31,295	1,647,152
Cindy J. McPike	—	—	4,976	262,335
J. Gregory Ness	—	—	4,976	262,335
Kim W. Ledbetter	15,000	554,916	4,976	262,335
Michael T. Winslow	7,500	206,463	4,072	214,676

(1)	Shares reported in this column include shares and cash performance units that vested on February 15, 2006 under performance-based awards for performance in 2005. For Mr. Parsons, this number also includes 4,000 shares granted in 2002, the vesting of which was contingent on his continued employment through February 10, 2006.

Pension Benefits at December 31, 2006

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)
Eric E. Parsons	58	Pension Plan SRP	16 16	$423,029 1,869,001
Cindy J. McPike	44	Pension Plan SRP	8 8	116,602 141,078
J. Gregory Ness	49	Pension Plan SRP	27 27	696,758 1,125,250
Kim W. Ledbetter	54	Pension Plan SRP	32 32	1,097,855 1,279,532
Michael T. Winslow	52	Pension Plan SRP	5 5	81,853 108,490

(1)	The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2006 of the pension benefits the Named Executive Officers would receive under the respective pension plans if their employment had terminated on that date and they elected to commence receiving benefits at the earliest age at which benefits were unreduced (age 65 for Mr. Parsons and Mr. Winslow, age 63 for Ms. McPike, and age 60 for Mr. Ness and Mr. Ledbetter). The actuarial present value was calculated using a discount rate of 5.75%, the 1994 Group Annuity mortality table and an annual cost-of-living adjustment of 3%, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2006.

The Standard Retirement Plan for Home Office Personnel (the “Pension Plan”) is our qualified pension plan. Our Supplemental Retirement Plan for the Senior Management Group (the “SRP”) is a nonqualified pension program intended to augment the participating executives’ benefits under the Pension Plan, which are reduced pursuant to limitations imposed by the Internal Revenue Code.

Pension Plan

In general, all of our employees who were employed on or before January 1, 2003 and who were at least 20 years old on that date are eligible for participation in the Pension Plan. A participant’s benefits become 100% vested after five years of service. Final average earnings for purposes of calculating benefits consists of the participant’s highest average compensation for any 60 consecutive months in the last 120 months of employment, with compensation for this purpose generally consisting of salary and bonus excluding any amounts deferred under our nonqualified deferred compensation plan. However, as of December 31, 2006, the Internal Revenue Code limited the amount of compensation considered for purposes of calculating benefits under the Pension Plan to $220,000 per year.

A normal retirement benefit is payable upon retirement at age 65 and is equal to the sum of (a) the participant’s years of service (up to 35) multiplied by 1.15% of the participant’s final average earnings, plus (b) the participant’s years of service (up to 35) accrued as of December 31, 2002 multiplied by 0.45% of the excess of the participant’s final average annual earnings over $10,000, plus (c) the participant’s years of service accrued after December 31, 2002 (not to exceed 35 minus the years of service accrued as of December 31, 2002) multiplied by 0.45% of the excess of the participant’s final average earnings over an amount referred to as the Social Security covered compensation, which generally consists of the average Social Security maximum taxable wage base over the 35 years preceding the participant’s Social Security normal retirement age. The portion of the normal retirement benefit that was accrued prior to May 30, 2003 will, commencing upon retirement, be subject to annual cost-of-living adjustments based on changes in the Consumer Price Index for all U.S. Urban Consumers, not to exceed a total of 3% times the number of years elapsed since retirement.

As of December 31, 2006, none of the Named Executive Officers were eligible for any early retirement benefit under the Pension Plan.

The basic benefit form for retirement benefits is a monthly annuity for life. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit.

Supplemental Retirement Plan (the SRP)

All executive officers are eligible to participate in the SRP. Benefits under the SRP are equal to (a) the benefits that would be calculated under the Pension Plan if compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under our nonqualified deferred compensation plan, minus (b) the actual benefits calculated under the Pension Plan. SRP benefits are otherwise determined and paid under the same terms as benefits under the Pension Plan.

Disability Benefits under Pension Plan and SRP

If the employment of a participant terminates as a result of disability, the participant will continue to be credited with years of service while disabled, and will be deemed to have continued to receive compensation at the rate in effect at the time of termination. If the Named Executive Officers had terminated employment on December 31, 2006 as a result of disability and then elected to commence receiving benefits at the earliest age at which benefits were unreduced, the Present Value of Accumulated Benefits for each of them as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Parsons, Pension Plan—$0, SRP—$0; Ms. McPike, Pension Plan—$160,301, SRP—$80,527; Mr. Ness, Pension Plan—$0, SRP—$0; Mr. Ledbetter, Pension Plan—$0, SRP—$0; and Mr. Winslow, Pension Plan—$129,426, SRP—$31,426.

Nonqualified Deferred Compensation in 2006

Name	Executive contributions in 2006(1) ($)	Company contributions in 2006(1) ($)	Aggregate earnings in 2006 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/2006(2) ($)
Eric E. Parsons	57,906	49,506	80,528	—	1,182,524
Cindy J. McPike	11,966	13,531	4,949	—	54,596
J. Gregory Ness	19,000	16,000	17,410	—	199,558
Kim W. Ledbetter	154,392	13,621	52,805	—	679,902
Michael T. Winslow	22,418	13,018	18,042	—	222,694

(1)	Amounts disclosed in the “Executive contributions” column are also included in the “Salary” column of the Summary Compensation Table. Amounts disclosed in the “Company contributions” column are also reported in the “All other compensation” column of the Summary Compensation Table.
(2)	Amounts reported in the “Aggregate balance” column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Mr. Parsons, $421,783; Ms. McPike, $39,147; Mr. Ness, $145,743; Mr. Ledbetter, $334,876; and Mr. Winslow, $171,677.

The Named Executive Officers all participate in our Deferred Compensation Plan for Senior Officers (the “DCP”). Participants in the DCP may elect in advance to defer from 2% to 50% of their total salary and STIP bonus earned each year. We make matching contributions following each year equal to the lesser of (a) 100 percent of the participant’s salary and STIP bonus deferred for the year, or (b) 4% of the participant’s total salary and STIP bonus for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code (which limit was $220,000 for 2006).

Elective and matching contributions are credited to participants’ accounts under the DCP and are fully vested at all times. Accounts are adjusted daily by the rate of return on investment options selected by the participants. The investment options available under the DCP in 2006 consisted of 18 mutual funds with a variety of investment objectives generally consistent with the investment choices available to participants in our 401(k) plan. The investment options had annual returns in 2006 ranging from a 3.28% loss to a 27.96% gain. Participants may reallocate their accounts among the various investment options at any time. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions commence in the later of the seventh month following termination of employment or January of the year following termination of employment, and may be made in a lump sum or in annual installments over five or ten years. A participant may request an early distribution from his or her account as needed to meet a financial hardship.

Potential Payments upon Termination or Change in Control

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers upon a “change in control” of StanCorp, although certain of the benefits are only payable if the Named Executive Officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after the change in control. In our agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 30% or more of our outstanding Common Stock,

•	the nomination (and subsequent election) in a 12 month period of a majority of our directors by persons other than the incumbent directors,

•	shareholder approval of a sale of all or substantially all of our assets, or an acquisition of StanCorp through a merger or consolidation, and

•	any other event determined by our Board to be a change in control.

In our agreements, “cause” generally includes continued neglect or willful failure to substantially perform reasonably assigned duties after notice, gross negligence or willful misconduct that is or may be harmful to us, dishonesty in the performance of duties, or conviction of fraud, theft or any other felony, and “good reason” generally includes a material reduction in duties, a reduction in compensation or benefits, or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on December 31, 2006 and each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1)	Insurance Continuation(2)	Stock Option Acceleration(3)	Tenure-Based Restricted Stock Acceleration(4)	Performance- Based Equity Acceleration(5)	Tax Gross-up Payment(6)	Total
Eric E. Parsons	$4,350,000	$22,577	$1,972,980	$—	$4,848,686	$4,032,256	$15,226,499
Cindy J. McPike	1,800,000	21,530	498,285	180,200	778,194	1,188,975	4,467,184
J. Gregory Ness	2,493,750	22,577	564,375	360,400	890,639	1,516,816	5,848,557
Kim W. Ledbetter	1,968,750	32,159	477,495	315,350	813,333	1,152,741	4,759,828
Michael T. Winslow	1,680,000	12,625	321,525	180,200	631,556	1,027,332	3,853,238

(1)	Cash Severance Benefit. Each Named Executive Officer has entered into a change of control agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each Named Executive Officer is equal to three times the sum of base salary plus target bonus as in effect at the time of the change in control; provided, however, that the sum of base salary and target bonus will not exceed the sum of the Named Executive Officer’s base salary and target bonus for 2006. These amounts are payable within 30 days after termination.

(2)	Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health and life insurance benefits paid by us for up to 18 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 18 months of health and life insurance benefit payments at the rates paid by us for each officer as of December 31, 2006.

(3)	Stock Option Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable and will remain exercisable for one year. Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. Because options accelerated on termination of employment will have a maximum remaining term of one year, amounts in the table above represent the aggregate value as of December 31, 2006 of each Named Executive Officer’s outstanding unexercisable options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under FAS 123R.

(4)	Tenure-Based Restricted Stock Acceleration. Information regarding unvested tenure-based restricted stock held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide that all shares will immediately vest upon a change in control, whether or not the officer’s employment is terminated. The amounts in the table above represent the number of unvested tenure-based restricted shares multiplied by a stock price of $45.05 per share, which was the closing price of our Common Stock on the last trading day of 2006.

(5)	Performance-Based Equity Acceleration. As described above in footnote 2 to the Grants of Plan-Based Awards table, we granted performance-based awards to the Named Executive Officers in February 2006 under which restricted shares of Common Stock will vest and cash performance units will be paid out based on our performance in 2008. Similar awards were granted in February 2005 under which restricted shares and cash performance units will vest based on our performance in 2007, and similar awards were also granted in February 2004 with vesting based on our performance in 2006 but which were outstanding and not yet vested as of December 31, 2006. The award agreements for all Named Executive Officers provide that all outstanding restricted shares and cash performance units shall immediately vest at the maximum payout level upon a change in control. This vesting occurs whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the value of outstanding restricted shares and cash performance units based on a stock price of $45.05 per share which was the closing price of our Common Stock on the last trading day of 2006.

(6)	Tax Gross-up Payment. If any payments to a Named Executive Officer in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, we are required under the change of control agreements to make a tax gross-up payment to the officer sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments. However, if the total value of payments to an officer in connection with a change in control are no more than 115% of the maximum value that could be paid without triggering the excise tax, the agreements provide that the payments will be reduced to that maximum value thereby avoiding the need for tax gross-up payments. Amounts in table are estimates.

Other Benefits Triggered on Certain Employment Terminations

As of December 31, 2006, each Named Executive Officer held unexercisable options to purchase Common Stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements, all unexercisable options become fully exercisable for a maximum remaining term of five years upon the death, disability or retirement of the officer. None of the Named Executive Officers were eligible for retirement as of December 31, 2006. The aggregate value as of December 31, 2006 of options that would have become exercisable if death or disability had occurred on that date, assuming a five-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R, for each Named Executive Officer was: Mr. Parsons, $3,096,290; Ms. McPike, $844,503; Mr. Ness, $970,763; Mr. Ledbetter, $832,743; and Mr. Winslow, $571,713.

As described above in footnote 2 to the Grants of Plan-Based Awards table, we granted performance-based awards to the Named Executive Officers in February 2006 under which restricted shares of Common Stock will vest and cash performance units will be paid out based on our performance in 2008. Similar awards were granted in February 2005 under which restricted shares and cash performance units will vest based on our performance in

2007, and similar awards were also granted in February 2004 with vesting based on our performance in 2006 but which were outstanding and not yet vested as of December 31, 2006. The award agreements generally require the officer to be employed by us on the February 15 following the end of the performance year to receive an award payout, except that if an officer’s employment earlier terminates as a result of death, disability or retirement, the former officer will be entitled to an award payout. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2006 as a result of death, disability or retirement, he or she would have received the actual payout that has since been determined for the award based on 2006 performance, as well as the payouts based on 2007 and 2008 performance after the end of those years based on our actual performance against the performance goals. Based on our actual performance in 2006 and assuming achievement of target performance levels in 2007 and 2008, the estimated total value of the three award payouts, based on a stock price of $45.05 per share, for each Named Executive Officer would be: Mr. Parsons, $3,351,342; Ms. McPike, $536,942; Mr. Ness, $615,684; Mr. Ledbetter, $561,539; and Mr. Winslow, $435,692.

Compensation Discussion and Analysis

Operation of the Organization and Compensation Committee

The Organization and Compensation Committee of the Board of Directors (the Committee) exercises sole authority with respect to performance evaluation, compensation and benefits of the CEO, oversees succession planning for Executive Officers, and approves the compensation of Executive Officers. The Committee also oversees all of our broad-based compensation and stock programs. The Committee is comprised of directors E. Kay Stepp, Frederick W. Buckman, John E. Chapoton and Peter O. Kohler, M.D., each of whom is an independent director under applicable New York Stock Exchange listing standards. Ms. Stepp serves as Chair of the Committee.

The Committee operates pursuant to a written charter that is available on our web site and may be accessed at www.stancorpfinancial.com/investors. Pursuant to its charter, the Committee has full authority to determine the compensation of Executive Officers. The Committee may not delegate this authority. The Committee receives recommendations from the CEO as to compensation of other officers, and the CEO participates in Committee discussions regarding the compensation of other officers. The Committee meets in executive session without the CEO to determine his compensation.

In 2006, the Committee reviewed the CEO and Executive Officer compensation program and benefits to ensure they continue to further our compensation philosophy and reflect the Committee’s commitment to link performance with compensation. The 2006 review included a comprehensive report from a compensation consultant, which assessed the effectiveness of the compensation program. As part of this analysis, the Committee compared the Company’s compensation program and performance to those of comparable companies, and also reviewed the program for internal equity among the Executive Officers. In addition to this annual review, the Committee regularly meets in executive session, without management present, to discuss items relating to executive and CEO compensation and performance. These annual and ongoing compensation reviews permit a continual evaluation of the link between organizational performance and compensation within the context of the Board’s compensation philosophy and the compensation programs of comparable companies.

The Committee directly retains the services of a consulting firm, Mercer Human Resource Consulting, Inc. (“Mercer” or “Consultant”) to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive and director compensation programs and to provide overall guidance to the Committee in the design and operation of these programs. Mercer reports to the Committee Chair, who establishes Mercer’s work agenda and determines how and to what extent Mercer interacts with management in the course of its work for the Committee. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the Committee in the performance of its duties.

The Committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating the Company’s executive compensation programs, plans, and practices. The

Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In 2006, the Committee instructed Mercer to perform the following activities:

•

Evaluate the competitive positioning of the Company’s base salary, annual incentive opportunity, long-term incentive compensation and benefits for the CEO and Executive Officers relative to the market and competitive practice;

•	Advise the Committee on base salary and equity award levels for the Executive Officers and, as needed, on actual compensation actions;

•	Assess the alignment of the Company compensation levels relative to the performance of the Company and relative to the Company’s articulated compensation philosophy;

•

Brief the Committee on executive compensation trends among the Company’s peers, the broader industry, and the market and on regulatory, legislative and other developments, including the new disclosure rules;

•	Evaluate the impact of the Company’s equity plans on annual share use, run rate and total dilution;

•	Evaluate the competitive positioning of the Company’s Board of Directors compensation program; and

•	Evaluate the competitive positioning of the Company’s change in control program.

With the Committee Chair’s approval, during 2006 Mercer worked with the CEO and selected members of the Human Resource and legal staff to obtain the information necessary to carry out its assignments from the Committee. With respect to the CEO’s compensation, Mercer worked solely with the Committee Chair.

Elements and Objectives of our Compensation Program

The elements of our compensation program for Executive Officers are:

•	Annual Component

•	Base salary

•	Short Term Incentive Plan (annual performance-based bonus)

•	Long-Term Component

•	Stock options

•	Three-year performance-based share awards

•	Tenure-based restricted stock

•	Benefits Component

•	Defined benefit and defined contribution retirement plans

•	Change in control arrangements

Philosophy

Our executive compensation program is designed to reward superior performance at the organizational and individual levels and to attract, retain and motivate highly talented executives whose abilities are critical to our success. Our compensation program is guided by the following fundamental principles:

•	provide a competitive base salary and benefits to attract and retain high quality executives;

•

provide incentives to achieve short-term and long-term profitability, growth, and expense control, and to reward strong performance by the Company, the business operations for which the officer is responsible, and the individual;

•	provide competitive total compensation that allows us to compete with other organizations nationwide for executive talent; and

•	align the interests of officers with those of our shareholders through grants of equity.

We have several publicly-stated financial goals, set forth below, which drive the Committee’s design of goals for the Short Term Incentive Plan and the three-year performance share awards:

•	12% to 15% annual growth in net income per share excluding after-tax net capital gains and losses;

•	Maintain 14% to 15% return on average equity, excluding after-tax net capital gains and losses from net income and excluding accumulated other comprehensive income from average equity;

•	annual growth in premium revenues of at least 1% to 2% greater than what the Company estimates will be the industry growth rate and the Company’s long-term objective of 10% to 12%; and

•	20% annual growth in assets under management, including acquisitions.

Use of Market Survey Data

The Committee reviews competitive market data provided by the Consultant as one tool to establish a competitive range of base salary and short- and long-term incentive compensation. We use two benchmarks. One is a “peer” group selected by the Committee which consists of ten mid-sized insurance companies with comparable executive environments and challenges. In November 2005, when the Consultant provided its report used for making decisions regarding 2006 compensation levels, this group consisted of the following companies: Protective Life Corporation, The Phoenix Companies Inc., AmerUs Group Co., Everest Re Group Ltd., Reinsurance Group of America, Incorporated, Torchmark Corporation, Transatlantic Holdings Inc., FBL Financial Group, Inc., Unitrin, Inc., and Delphi Financial Group, Inc. Based on 2004 revenues, we ranked seventh in size among the companies in the peer group. The peer group remained the same for the Committee’s annual compensation review in November 2006. Based on 2005 revenues, we again ranked seventh in size.

The second benchmark we use is a broader market composite by position prepared by the Consultant based on data from four executive compensation surveys in which we participate and trended forward using a 3.5% annual growth rate. The Committee requests the Consultant to provide estimated compensation levels at the 25th, 50th, and 75th percentiles for comparable executives in similarly sized insurance companies.

After considering the results of the two benchmarks for each executive position, the Committee generally sets base salary near or below the 50th percentile, annual target bonus levels under the Company’s Short Term Incentive Plan near the 50th percentile, and total long-term incentive awards between the 50th and 75th percentiles. These percentages are generally indicative of the Committee’s historical practice and consistent with the compensation philosophy.

Annual Component

Base Salaries

Base salaries paid to executives are established by the Committee based, in part, on a review of market salary analyses prepared by the Consultant. As described above, these analyses include both peer group data and salary survey data for comparable executive positions of comparable insurance companies. The Committee uses this information as a guide to establish competitive base salaries designed to retain high quality incumbents. In addition, the Committee considers the contribution of the executive to the company’s strategic direction and past performance. Generally, it is the Committee’s intent to target executives’ base salaries at or below the 50th percentile. Salary levels are in line with our philosophy and historical practice of placing greater emphasis on performance-based compensation as a component of the overall compensation package.

The base salary for Mr. Parsons was not increased and remained at $725,000 for 2006. This was consistent with the Consultant’s data indicating that the median base salary level for the CEO position had increased by only one percent over the prior year. In the interest of internal equity and recognizing the increased target level approved by the Committee for his 2006 annual bonus, Mr. Parsons requested no increase in base salary for 2006. Mr. Ness received a 19% increase in base salary to $475,000, about 6% higher than the median market level for his position in recognition of his increased responsibilities as head of our Insurance Services segment, representing over 80% of our revenues and profits after our January 1, 2006 internal business realignment. Other Named Executive Officers received salary increases for 2006 ranging from 8% to 15% to bring their base salaries up to the Committee’s desired range of the benchmark data.

Annual Bonuses

Annual bonuses are paid to Named Executive Officers under the Company’s Short Term Incentive Program (“STIP”). The STIP rewards participants for the achievement of annual goals, which are designed to incrementally achieve our publicly-stated long-term financial objectives of increasing earnings per share, premium revenues, and assets under management, while maintaining our return on average equity.

The Committee establishes a target bonus for each Named Executive Officer expressed as a percentage of salary. The maximum bonus under the STIP is then 150% of the target bonus. In determining target bonus levels, the Committee considers peer group and market survey data and recommendations received from the Consultant, and sets target bonus levels based upon that data and upon each executive’s potential impact upon shareholder returns. These targets generally result in the total of salary and target bonus falling near the average of the median levels for total cash compensation by position of our two benchmarks, with opportunities for higher cash compensation based on superior performance. For 2006 as compared to 2005, the target bonus as a percentage of salary was increased for Mr. Parsons from 75% to 100%, for Mr. Ness and Mr. Ledbetter from 60% to 75%, and for Ms. McPike and Mr. Winslow from 50% to 60%. The Committee based these decisions on a review of the market provided by the Consultant and the increased responsibilities of Mr. Ness and Mr. Ledbetter as appointed heads of the company’s two business units. The result is an increase in the percentage of each officer’s pay which is at risk should performance goals not be met.

The Committee approved individual 2006 STIPs for the Named Executive Officers under which various percentages of their target bonuses were tied to specific performance goals, providing clear financial incentives for organization and individual achievement. Certain terms of the 2006 STIP are discussed in greater detail in footnote (1) under the “Grants of Plan-Based Awards in 2006” table above. All Named Executive Officers had some percentage (from 20% to 40%) of their target bonus tied to our 2006 earnings per share excluding after-tax net capital gains and losses, one of our publicly stated financial objectives. The target payout level was set at $3.90 per share, a 4.3% increase over the very strong performance of 2005 and the midpoint of our forecasted range of earnings at the beginning of 2006. This target was less than our long-term objective of 12% to 15% annual growth, reflecting the Committee’s view that long-term objectives will not always be appropriate as short-term goals. Mr. Parsons had 20% of his target bonus tied to revenue growth, with target payout at a 10% increase in revenues for 2006 over 2005, and maximum payout at a 12% increase in revenues. Mr. Parsons and Ms. McPike each had 10% of their target bonus tied to goals for reducing operating expenses as a percentage of premiums for the Insurance Services segment and as a percentage of average assets under administration for the Asset Management segment, with the target payout level based on achieving both a 15.5% operating expense level for Insurance Services (compared to 15.6% in 2005) and a 0.8% operating expense level for Asset Management (compared to 0.9% in 2005). Mr. Ness and Mr. Ledbetter each had 40% of their target bonus tied primarily to the financial performance of the businesses they each lead, with goals based on divisional income before income taxes, revenues and/or expenses. While generally consistent with our long-term financial objectives, the goals for our two segments reflected our expectations at the beginning of 2006 that Insurance Services faced a tough comparison with a very strong 2005 while Asset Management had good prospects for improved results in 2006. In addition, Mr. Parsons and Ms. McPike also each had 10% of their target bonus tied to goals for maintaining the strength of our balance sheet, which the Committee views as very important for long-term growth and financial flexibility, with the maximum payout being paid for achieving the same Standard & Poor’s capital adequacy ratio and double leverage ratio as of December 31, 2006 as we achieved at December 31, 2005.

The Named Executive Officers other than Mr. Parsons also had portions of their target bonuses tied to completion of projects included in their individual plans for the year. Finally, 20% of the target bonus for each Named Executive Officer is at the discretion of the Committee, allowing the Committee to consider and reward other aspects of the individual performance of each Named Executive Officer for the year.

Total STIP payouts as a percentage of target for 2006 were 78.8% for Mr. Parsons, 109% for Ms. McPike, 80.7% for Mr. Ness, 86.4% for Mr. Ledbetter, and 105% for Mr. Winslow. Earnings per share excluding after-tax net capital gains and losses was $3.70 for 2006, achieving the 50% threshold payout level for that goal applicable to all of the officers. Total revenues increased 6.7% in 2006, achieving a payout at 59% of target for Mr. Parsons on that goal. The 2006 operating expense percentages for Insurance Services and Asset Management were 15.1% and 0.6%, respectively, achieving the 150% maximum payout level for that goal for Mr. Parsons and Ms. McPike. Both balance sheet ratios were achieved resulting in a payout of 150% of target for Mr. Parsons and Ms. McPike on that goal. For the Insurance Services segment goals applicable to Mr. Ness, group insurance premiums increased by 6% which was not enough to reach the threshold payout level of 8% for that goal, group insurance sales decreased by 2% which was sufficient to generate a payout of 76% of target for that goal, direct operating expenses increased by only 1% achieving the 150% payout level. Income before income taxes for the Insurance Services segment decreased by 5.9% from the very favorable results of 2005, resulting in a payout of 65% of the aggregate target for the two goals based on income before income taxes of the two major businesses of the Insurance Services segment. For the Asset Management segment goals applicable to Mr. Ledbetter, income before income taxes plus net capital gains of StanCorp Mortgage Investors increased by 22% in 2006 resulting in a payout of 107.5% of target for that goal and 112.5% of aggregate target for the four goals based on individual product line income before income taxes, and total net investment income of Standard Insurance Company and Standard Life Insurance Company of New York increased by 1.5% in 2006 which was less than the threshold payout level for that goal.

STIP payouts for completion of projects included in individual plans as a percentage of target were 130% for Ms. McPike, 109% for Mr. Ness, 83% for Mr. Ledbetter and 120% for Mr. Winslow. Payouts under the discretionary portion of the 2006 STIP as a percentage of target were 85% for Mr. Parsons, Ms. McPike and Mr. Winslow, 100% for Mr. Ness and 110% for Mr. Ledbetter.

Long-Term Component

The long-term incentive component of our executive compensation program consists of stock options, performance share awards and, to a lesser extent, tenure-based restricted stock. These incentives are designed to reinforce management’s long-term focus on corporate performance and provide an incentive for key executives to remain with the Company for the long term. Because all of our long-term incentives are stock-based, these incentives carry a significant exposure for the executives to downside equity performance risk.

In setting levels of long-term incentive awards granted in early 2006, the Committee considered peer group and market survey data provided by the Consultant. For purposes of comparing long-term incentive compensation for any year between executives and between companies, the Consultant values (i) stock option compensation based on the Black-Scholes value of options granted during the year, (ii) performance-based share compensation based on the grant date market price of the target number of shares covered by awards made during the year, and (iii) tenure-based restricted stock compensation based on the grant date market price of outstanding awards spread ratably over the vesting period. The Committee generally seeks to set grant levels for long-term compensation such that the total value measured in this way for any year is between the average 50th and the average 75th percentiles for our two benchmarks. Valued this way, the Consultant advised that Mr. Parsons’ long-term incentive compensation for 2005 of approximately $2.1 million was within the target range based upon the peer and market survey data, so the value of his 2006 long-term incentives was unchanged from 2005. For the other Named Executive Officers, the Consultant’s data indicated that 2005 long-term incentive compensation was considerably below market median, so 2006 award levels were increased by 23% to 46% to bring this compensation within the Committee’s target range.

For purposes of determining the specific award levels for options, performance shares and tenure-based restricted stock, the Committee generally seeks to allocate approximately two-thirds of the total annual award value to stock options and restricted stock, and one-third of the total annual award value to performance shares. However, for the CEO, the Committee has allocated an increasing percentage of the total annual long-term award value to performance shares, with about 50% of the award value allocated to performance shares in 2005 and nearly 60% allocated to performance shares in 2006.

Stock Options

Options for 2006 for the Named Executive Officers were approved by the Committee on December 9, 2005 to be granted effective on January 3, 2006 with an exercise price based on the closing market price on the immediately preceding trading day, which was December 30, 2005. This option pricing was consistent with our long-time practice of using the closing market price on the preceding trading day as the exercise price for options we grant, as expressly stated in our 2002 Stock Incentive Plan. For options granted in 2007 and in the future, we have modified our practice to use the closing market price on the grant date as the exercise price. Options promote executive retention because they carry four-year vesting periods and are forfeited if the employee leaves before retirement or vesting occurs. Stock options are granted with terms of 10 years. The Committee views stock options as a key tool to match executive performance with long term shareholder goals. Stock options are also cost effective to the Company in providing a significant upside reward to executives for strong stock performance, but little or no reward for poor stock performance.

In making awards, the Committee considers data from the Consultant on total long-term award values and allocation guidelines among various long-term incentive components as discussed above, and then applies judgment in weighing the relative contributions and responsibilities of the executives. Mr. Parsons received an option for 60,000 shares in 2006 compared to an option for 80,000 shares granted in 2005, although the Black-Scholes value of the 2006 option was only about 10% lower than the 2005 option due to the higher option price of the 2006 option. This reduction in option grant value in 2006 resulted from the Committee’s determination as discussed above to maintain Mr. Parsons’ total long-term incentive value for 2006 at the 2005 level, and to shift a portion of that value from options to performance shares. Other Named Executive Officers received 2006 option grants for 1,000 to 5,000 more shares than their 2005 grants, and also benefited from higher Black-Scholes per share option values, resulting in increases in option grant value from 2005 to 2006 of from 25% to 58%.

Performance Shares and Cash Performance Units

Performance shares, or restricted shares which are forfeited if specified performance criteria are not met, are an integral part of our long-term incentive program. Performance shares focus the recipients on designated long-term performance goals and vest only to the extent those goals are met. The Committee makes annual performance share awards with payouts based on our financial performance in the last year of the three-year performance cycle commencing with the year the award is made. Accordingly, in 2006 the Company made a performance share grant to each Named Executive Officer with vesting based on achievement of performance goals in 2008. Each award in 2006 consisted of approximately 60% restricted shares issued to the participant subject to forfeiture if continued employment and financial performance criteria for 2008 are not met, and approximately 40% cash performance units each representing a right to receive cash equal to the value of one share of common stock subject to the same employment and financial performance criteria. The performance share program includes cash performance units to allow recipients to pay tax liabilities associated with the vesting of performance shares without selling those shares. Awards made in 2004 and 2005 were similarly split about 60%/40% between restricted shares and cash performance units. For awards made in 2007, the Committee changed the structure of the awards with the new awards providing that 100% of the award will be in performance shares to be issued at the end of the performance period to the extent performance goals are met, and with a portion of the shares withheld to cover required tax withholding. Under the new form of award, recipients will no longer receive dividends on the restricted stock prior to completion of the performance cycle.

Consistent with performance share awards made for the last several years, the performance criteria for the awards made in 2006 based on performance in 2008 consist of the following three components:

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Growth in earnings per share excluding after-tax net capital gains and losses (weighted at 50%). This component compares with one of our publicly-stated financial objectives, with payout at target under this criteria resulting from cumulative annual growth of 12% from 2005 to 2008 and payout at 90% of the maximum level resulting from cumulative annual growth of 15% from 2005 to 2008.

•

Growth in revenues (weighted at 35%). Payout at target under this criterion results from cumulative annual revenue growth of 10% from 2005 to 2008 and payout at 90% of the maximum level will result from cumulative annual growth of 12% from 2005 to 2008.

•

Growth in income before income taxes of all businesses other than life and disability insurance (weighted at 15%). Although we do not have a specific publicly-stated financial objective corresponding to this criteria, payout at target resulting from cumulative annual growth of 18% and payout at 90% of maximum resulting from cumulative annual growth of 27% are generally consistent with our publicly-stated objective of increasing assets under management by 20% per year including acquisitions.

Each performance share award specifies a maximum number of shares issuable if exceptional performance is achieved on all three performance criteria, with a target level equal to 70% of the maximum number of shares issuable if target performance levels are achieved on all three criteria. As discussed above, in applying comparative market data provided by the Consultant, performance share awards in any year are valued based on the grant date market price of the target number of shares and cash performance units granted in that year. Similar to its stock option award methodology, in setting target levels for performance share awards, the Committee considers data from the Consultant on total long-term award values and allocation guidelines among various long-term incentive components as discussed above, and then applies judgment in weighing the relative contributions and responsibilities of the executives. For Mr. Parsons, the total number of shares and cash performance units granted at target level in 2006 decreased to 24,000 shares from 26,000 shares in 2005, but the value of the target number of shares increased by about 10% as a result of the higher market price of our stock on the 2006 grant date. Accordingly, a greater percentage of his long-term incentive was granted as performance shares in 2006. For all of the other Named Executive Officers other than Mr. Ledbetter, 2006 target share award levels were essentially unchanged from 2005, with award values increasing by about 20% due to the increase in our stock price. Mr. Ledbetter’s 2006 target share award increased by about 10% over 2005 to bring his award in line with the Committee’s guidelines for overall long-term incentives as compared to market and allocation among the various types of long-term incentives.

Executive Officers received similar awards in 2004 covering the 2006 performance year, based upon growth targets for three similar performance criteria with the same relative weightings. Based upon our performance in 2006, these awards vested for 67% of the maximum number of shares and cash performance units awarded, and the balance was forfeited. Earnings per share excluding after-tax net capital gains and losses was $3.70 for 2006, representing a 13% cumulative annual increase over 2003 results, and resulting in a payout percentage of 92% of maximum for that goal (weighted at 50%). Premium revenues of $1.94 billion represented a 7% cumulative annual increase over 2003 premiums, resulting in a payout percentage of 42% of maximum for that goal (weighted at 35%). Income before income taxes of all businesses other than life and disability insurance in 2006 represented a cumulative annual increase of 14% over 2003 resulting in a payout percentage of 46% of maximum for that goal (weighted at 15%).

Tenure-Based Restricted Stock

The Committee selectively grants tenure-based restricted stock to Executive Officers when it believes supplemental awards are necessary to provide additional incentives for officers to remain with us. These shares are not subject to performance criteria and generally vest only if the executive remains with the Company until a specified date in the future. Mr. Ness and Mr. Ledbetter each received an award of 4,000 shares of tenure-based restricted stock with a value of approximately $200,000 in January 2006, all of which will vest on January 1, 2009 if they remain employed through that date. Mr. Ness and Mr. Ledbetter each had prior tenure-based restricted stock awards vesting in 2007, and the Committee believed that an additional layer of restricted stock was appropriate to enhance retention of these two officers given their importance as leaders of our two business units and the potential attractiveness of their skill sets to our competitors.

Benefits Component

Retirement Plans

Defined Benefit Plans. The Standard Retirement Plan for Home Office Personnel is our qualified pension plan generally available to our employees hired on or before January 1, 2003, including all of the Named Executive Officers. We closed the pension plan to new participants in January 2003 to gradually phase out this benefit; employees hired since then receive annual supplemental contributions to our defined contribution plans in lieu of participation in the pension plan. Benefits under the pension plan are based on years of service and final average earnings, as is typical for defined benefit plans. However, the Internal Revenue Code limits the amount of annual earnings that can be included in calculating final average earnings under a qualified pension plan, which limits the retirement benefits of senior executives relative to their earnings during employment. To provide a level of income replacement in retirement consistent with that provided to other employees, and to provide a benefit package believed to be competitive with that provided to executives in comparable positions at comparable insurance companies, we provide the Named Executive Officers with nonqualified supplemental pension benefits under our Supplemental Retirement Plan for the Senior Management Group. This plan provides benefits that cover the difference between benefits payable under the pension plan and the benefits that would be payable under the pension plan without the limit on covered compensation required by the Internal Revenue Code. For details regarding the determination and payment of benefits under the pension plan and the supplemental plan, and the present value of accumulated benefits for each Named Executive Officer, see “Pension Benefits at December 31, 2006.”

Defined Contribution Plans. The Standard 401(k) Plan is our tax qualified retirement savings plan pursuant to which our employees, including the Named Executive Officers, are able to make pre-tax contributions from their salary and bonus compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 3% of their total salary and bonus plus 50% of elective deferrals on the next 2% of their total salary and bonus. The Internal Revenue Code limits the amount of compensation that can be deferred and matched under the 401(k) Plan. Accordingly, we provide our executive officers with the opportunity to defer salary and bonus in excess of the tax law limit under our nonqualified Deferred Compensation Plan for Senior Officers, which is also believed to be an appropriate element of a competitive benefit package relative to executives in comparable positions at comparable insurance companies. We make matching contributions under this plan equal to 100% of elective deferrals up to 4% of excess salary and bonus, which is similar to the matching formula under the 401(k) Plan. Matching contributions in 2006 for the Named Executive Officers under both plans are included under the heading “All Other Compensation” in the Summary Compensation Table above.

Change in control arrangements

We have provided change in control severance protection to our Executive Officers since we became a publicly-traded company in 1999. The purpose of our change in control compensation program is to retain senior executives through the period of uncertainty associated with a potential change in control, and to avoid distractions during such a period associated with concerns for their personal financial security. The specific terms of our change in control agreements and the potential benefits payable on a change in control are discussed under “Potential Payments Upon Termination or Change in Control” above. In 2006, we engaged the Consultant to review our executive change in control benefit package for competitiveness and consistency with market practices. In November 2006, the Consultant reported to the Committee that our change in control arrangements are in line with market practices based on a broad sample of 350 large U.S. companies. Specifically, they noted that (i) we condition all severance benefits other than acceleration of performance shares and restricted stock on a “double trigger” condition, consistent with best practices, (ii) a severance pay benefit of three times salary and target bonus is the most common severance benefit level, and (iii) a majority of companies provide a parachute payment excise tax gross-up to at least one of their officers. They also noted, however, emerging practices to better focus and moderate the cost of change in control programs. After considering the findings of the Consultant, in December 2006 the Committee approved the following incremental changes to our change in control benefit program which, although having limited immediate impact on potential benefits, will reduce the cost of these benefits over time:

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Capped the cash severance benefit for each Named Executive Officer at three times the sum of his or her 2006 salary and 2006 target bonus if that amount is greater than $1,500,000, thereby eliminating future increases in this benefit resulting from salary and bonus level increases;

•	Reduced the period for providing continued health and life insurance benefits from 30 months to 18 months;

•

Provided that “gross-up” payments for the excise tax on parachute payments shall only be paid to an officer if the total severance benefits otherwise provided to the officer are at least 15 percent higher than the maximum benefit that could be paid without triggering such excise taxes; and

•

Approved a new form of award agreement for performance share awards made in 2007 and future years pursuant to which the portion of each outstanding award paid out on a change in control will be equal to a pro rata portion of the target award (70% of the maximum award) based on the portion of the three-year performance cycle completed prior to the change of control. The award agreement for prior awards provides that the payout on a change in control is 100% of the maximum award level. Accordingly, once this change is fully implemented in future awards, change in control benefits resulting from acceleration of performance shares will be reduced by over 75% compared to the levels payable as of December 31, 2006 as disclosed in the table under “Potential Payments Upon Termination or Change in Control” above. Moreover, if this change had been fully implemented as of December 31, 2006, the amounts reported in that table for Mr. Parsons would have reflected $0 for tax gross-up payment and a reduction of over 50% in the total estimated change in control benefits.

Stock Ownership Guidelines

The Committee has adopted a compensation philosophy that supports significant stock ownership on the part of executives, which it believes promotes long-term growth in both the Company and in shareholder returns. Accordingly, the Committee also has adopted the following stock ownership guidelines for Executive Officers:

President & CEO—four times annual salary

All other Executive Officers—two times annual salary

For purposes of our guidelines, “ownership” excludes stock options that are not yet vested, stock options that are vested but not yet exercised, and restricted shares that have not yet vested. In adopting these guidelines, the Committee acknowledged that current executives, as well as executives hired in the future, would require several years to achieve the intended ownership levels. The Committee annually receives a report on the progress of the Named Executive Officers in achieving these stock ownership objectives and on February 15, 2007 concluded that all Named Executive Officers have met these stock ownership goals.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and certain other highly compensated executive officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Stock options and performance share awards under our 2002 Stock Incentive Plan are structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. However, salary and bonus compensation, as well as compensation on vesting of tenure-based restricted stock, is subject to the $1 million cap. Accordingly, in 2006 a portion of the compensation paid to Mr. Parsons was not deductible. To address future deductibility of bonus compensation under Section 162(m), the Board of Directors has adopted, and submitted to the shareholders for approval, the Short Term Incentive Plan. See “3. Proposal to Approve the Short Term Incentive Plan.” If the Short Term Incentive Plan had been in effect in 2006, Section 162(m) would not have precluded the deductibility of any compensation paid to officers.

Report of the Organization and Compensation Committee

The Organization and Compensation Committee reports as follows:

•	The Organization and Compensation Committee has completed its review and discussions with management of the section of this proxy statement entitled “Compensation Discussion and Analysis;” and

•

The Organization and Compensation Committee has, based on above-referenced review and discussions with management, recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Organization and Compensation Committee:
E. Kay Stepp, Chair	Frederick W. Buckman
John E. Chapoton	Peter O. Kohler, M.D.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Directors and Executive Officers to file reports of holdings and transactions in StanCorp Common Stock with the Securities and Exchange Commission. Based on our records and other information, we believe that all filing requirements applicable to our directors, the CEO and Executive Officers were met in 2006.

IV.    SHAREHOLDER NOMINATIONS AND PROPOSALS FOR 2008

In addition to the procedures set forth in the Corporate Governance section of this Proxy Statement whereby interested parties may propose director candidates for consideration by the Nominating and Corporate Governance Committee, the Company’s Bylaws provide a formalized process for the nomination of a director candidate at an annual meeting of shareholders. Shareholders who wish to do so must submit notice in writing between February 20, 2008 and March 16, 2008, addressed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207. The notice should include the following information about each nominee whom the shareholder proposes to nominate for election or re-election as director:

•	the name, age, business and residence addresses of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of Common Stock beneficially owned by the nominee; and

•	any other information concerning the nominee that would be required to appear in a proxy statement for the election of such nominee under the rules of the SEC.

The nominating shareholder giving notice must also provide his or her name and record address and the number of shares of Common Stock owned by the shareholder.

Under our Bylaws, shareholders who wish to present proposals for action at an annual meeting must give timely notice of the proposed business to our Corporate Secretary. To be timely, a shareholder’s notice must be in writing, delivered to or mailed and received at our principal office in Portland, Oregon not less than 50 days nor more than 75 days prior to that year’s annual meeting. However, if we have not provided shareholders notice of, or otherwise publicly disclosed, the date of the annual meeting within 65 days of the meeting date, notice must be received not later than the close of business on the 15th day following the date on which such notice was mailed or public disclosure was made. Our 2008 annual meeting is scheduled to be held on May 5, 2008. Therefore, a notice, to be timely, must be received by us between February 20, 2008 and March 16, 2008. If received after that date, the proposal, when and if raised at the 2008 annual meeting, will be subject to the discretionary vote of the proxyholder as described earlier in this material.

Please note that these rules govern raising proposals at the annual meeting. In order for a shareholder’s proposal to be considered for inclusion in our 2008 Proxy Statement, under SEC rules, we must receive the proposal by November 26, 2007. Shareholders should mail their proposal to our Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207.

In order to make a proposal, the shareholder must also provide us with a brief description of the matter to be brought before the meeting and the reasons for the proposal. The shareholder must also provide us with his or her name and address of record, the number of shares of Common Stock that the shareholder owns, and any interest that the shareholder may have in the proposal.

Holley Y. Franklin Corporate Secretary

March 23, 2007

Appendix 1

STANCORP FINANCIAL GROUP, INC. SHORT TERM INCENTIVE PLAN

1. PURPOSES.    This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn competitive annual cash bonus compensation directly linked to individual performance, business unit performance and overall Company performance. This Plan is also intended to qualify eligible portions of the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such eligible compensation deductible by the Company for Federal income tax purposes.

2. DEFINITIONS.    The following words as used in this Plan have the meanings ascribed to each below:

(a)	“162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains, stock price increase, total shareholder return (stock price increase plus dividends), capital adequacy ratio, double leverage ratio, assets under management, portfolio return, return on average equity, return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, annualized new premiums, operating expenses, income before income taxes, earnings before interest, taxes, depreciation and amortization (“EBITDA”), non-premium earnings, net investment income and cash flows, or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria pre-established by the Committee). The portion of any cash bonus paid under the Plan based on achievement of 162(m) Performance Goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m).

(b)	“Award” means an annual cash incentive award granted in accordance with Section 4 of the Plan.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Business Unit” means any subsidiary, division, line of business or other unit of the Company.

(e)	“Committee” means the Organization and Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(f)	“Company” means StanCorp Financial Group, Inc.

(g)	“Discretionary Bonus” means the portion of a Participant’s target bonus for any fiscal year (not to exceed 20% of the target bonus) that will be payable (up to the maximum bonus percentage thereof) in the discretion of the Committee and will not be subject to achievement of 162(m) Performance Goals or Other Performance Goals. The Discretionary Bonus will not constitute “performance-based compensation” within the meaning of Section 162(m).

(h)	“Other Performance Goals” means one or more targeted levels of performance for a fiscal year addressing aspects of a Participant’s individual job performance or the performance of any Business Unit for which the Participant is responsible or to which the Participant contributes, as determined and established by the Committee in its discretion. Other Performance Goals may be either objectively or subjectively determinable. The portion of any cash bonus paid under the Plan based on achievement of Other Performance Goals will not constitute “performance-based compensation” within the meaning of Section 162(m).

(i)	“Participant” means (i) each executive officer of the Company and (ii) each other key employee of the Company or a subsidiary, whom the Committee designates as a participant under the Plan.

(j)	“Plan” means the Stancorp Financial Group, Inc. Short Term Incentive Plan, as set forth herein and as may be amended from time to time.

(k)	“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3. ADMINISTRATION.    The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met, and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4. TARGET BONUSES AND PERFORMANCE GOALS.    To make an Award to any Participant for any fiscal year under the Plan, the Committee shall, no later than the 90th day of that fiscal year, establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the percentage (e.g., 150%) of the target bonus that shall be the maximum bonus, (iii) the portion(s) of the target bonus that will be payable based on 162(m) Performance Goals and/or Other Performance Goals for the fiscal year, and the portion of the target bonus that shall be a Discretionary Bonus, (iv) the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, and (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year. The Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The terms of Awards shall be promptly communicated to Participants.

5. COMPUTATION AND CERTIFICATION OF BONUS.    Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals and the Other Performance Goals for the year, the amount of Discretionary Bonus determined by the Committee for each Participant, and the calculation of the total bonus amount for each Participant. No payment of bonus with respect to any portion of the target bonus based on 162(m) Performance Goals or Other Performance Goals shall be paid if the related performance goal is not met. The Committee shall not exercise its discretion to pay any amount as a Discretionary Bonus in replacement for amounts not earned under the 162(m) Performance Goals. Bonuses shall be paid as soon as practicable following certification by the Committee, and no later than March 15 of the year following the year covered by the Award.

6. MAXIMUM BONUS.    The maximum cash bonus that may be paid or accrued for any Participant with respect to performance of the Company in any fiscal year shall be $2,500,000.

7. GENERAL PROVISIONS.

(a)	Effective Date. This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s 2007 fiscal year, which shall be granted in the first 90 days of 2007. The Plan is subject to approval of the Company’s shareholders and shall be submitted for such approval at the 2007 Annual Meeting of Shareholders. If the Plan is not approved by the shareholders at that meeting, no bonus amounts shall be paid with respect to the Awards made under the Plan for 2007.

(b)	Termination; Amendment. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of initial shareholder approval. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c)	No Employment Rights. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries. If a Participant’s employment terminates for any reason before the last day of the applicable year, the Participant will not be entitled to any payout of his or her outstanding Award under this Plan.

(d)	Nonalienation of Benefits. Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under the Plan.

(e)	Withholding. Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required at law to deduct and withhold from such Award.

(f)	Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

(g)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.

(h)	Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.

(i)	Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of the Plan.

PROXY

THIS PROXY IS SOLICITED ON

BEHALF OF THE BOARD OF DIRECTORS OF

STANCORP FINANCIAL GROUP, INC.

The undersigned hereby appoints Eric E. Parsons, Cindy J. McPike and Michael T. Winslow as proxies, with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. (“Company”) held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 7, 2007 or any adjournment thereof. If this Proxy is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board of Directors recommendations.

401(k) Plan Participants. If the undersigned is a participant in the Company’s 401(k) Plan and has an account in the Company Stock Fund under the Plan, the Trustees holding the assets of the Plan have agreed to vote the number of full and fractional shares equal to the undersigned’s pro-rata share of the Company stock held in the Company Stock Fund on the record date in accordance with the instructions of the undersigned. The undersigned hereby directs the Trustees to vote all such shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted by the Trustees in accordance with the recommendations of the Board of Directors.

(CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

FOLD AND DETACH HERE

Address Change/Comments (Mark the corresponding box on the reverse side)

You can now access your StanCorp Financial Group, Inc. account online.

Access your StanCorp Financial Group, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for StanCorp Financial Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

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www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-303-3963

This proxy, when properly executed, will be voted in the manner directed. In the absence of specific instructions, proxies will be voted FOR Items 1, 2 & 3.

This proxy will be voted in the discretion of the proxies as to any other matter that may properly come before the Annual Meeting of Shareholders.

Please

Mark Here

for Address

Change or

Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1, 2 & 3.

Item 1. ELECTION OF DIRECTORS

Class II Nominees:

01 Jerome J. Meyer

02 Ralph R. Peterson

03 E. Kay Stepp

04 Michael G. Thorne

FOR all nominees listed to the left (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for the nominees listed to the left

(Instruction: To withhold authority to vote for any nominee, write the number(s) of the nominees(s) in the space provided below.)

Item 2. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR AGAINST ABSTAIN

Item 3. PROPOSAL TO APPROVE THE SHORT TERM INCENTIVE PLAN FOR AGAINST ABSTAIN

Signature Signature Dated , 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/sfg

Use the Internet to vote your proxy.

Have your proxy card in hand

when you access the Web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to

vote your proxy. Have your proxy

card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at www.stancorpfinancial.com/reports.

March 23, 2007

Dear Shareholder:

Thank you for consenting to receive our 2006 Annual Report to Shareholders and the Proxy Statement for our 2007 Annual Meeting of Shareholders electronically via the Internet. You may view this material by simply logging onto www.stancorpfinancial.com/reports.

Your vote is important to us. You may vote your shares via the Internet, by telephone or by completing the enclosed proxy card and returning it in the envelope provided.

Should you desire to revoke your consent to receive our material electronically, you may do so by contacting our transfer agent, Mellon Investor Services at www.melloninvestor.com or 1-800-303-3963.

Once again, we value you as a shareholder and sincerely appreciate your vote.

Sincerely,

Holley Y. Franklin, JD

Second Vice President,

Corporate Secretary and

Assistant Counsel